Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

ROSECLIFF ACQUISITION CORP I,

GHOST MERGER SUB I INC.,
GHOST MERGER SUB II LLC,

AND

SPECTRAL MD HOLDINGS, LTD.

Dated as of April 11, 2023

i

SCHEDULES:

SCHEDULE A	Key Company Equityholders

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of April 11, 2023 (this “Agreement”), by and among Rosecliff Acquisition Corp I, a Delaware corporation (“Parent”), Ghost Merger Sub I Inc., a Delaware corporation (“Merger Sub I”), Ghost Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”) and Spectral MD Holdings, Ltd., a Delaware corporation (the “Company”). Parent, Merger Sub I, Merger Sub II and the Company shall be referred to herein from time to time collectively as the “Parties.”

RECITALS

WHEREAS, Parent is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub I and Merger Sub II are direct, wholly-owned subsidiaries of Parent formed solely to effect the transactions contemplated hereby;

WHEREAS, the Parties desire that, upon the terms and subject to the conditions of this Agreement, (i) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub I will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a direct, wholly-owned subsidiary of Parent and Parent will change its name to a name substantially similar to Spectral MD, Inc., and (ii) in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), on the Closing Date and immediately following the First Merger, the Company will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a direct, wholly-owned subsidiary of Parent (the “Second Merger” and the First Merger and the Second Merger collectively, the “Mergers”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions including the Mergers, and (b) recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Mergers, by the Company Holders entitled to vote thereon;

WHEREAS, the boards of directors of Merger Sub I and Merger Sub II have unanimously (a) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of, Merger Sub I, Merger Sub II and Parent (as the sole stockholder of Merger Sub I and Merger Sub II) and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, including the Mergers, and (b) recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Mergers, by Parent (as the sole stockholder of Merger Sub I and Merger Sub II);

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of, Parent and its stockholders and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, including the Mergers, and (b) recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Mergers, by the stockholders of Parent entitled to vote thereon;

WHEREAS, Parent, the Company and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock in favor of this Agreement, the Mergers and the other Transactions, the Company COI Amendment and the Company Stockholder AIM Consent (to the extent applicable), promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to the Company Holders;

WHEREAS, in connection with the Closing, Parent, certain stockholders of the Company and certain stockholders of Parent shall enter into the Amended and Restated Registration Rights and Lock-Up Agreement (the “Amended & Restated Registration Rights and Lock-Up Agreement”), substantially in the form attached hereto as Exhibit A;

WHEREAS, in connection with the execution of this Agreement, Parent, Rosecliff Acquisition I Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the Company have each duly executed and agreed to be bound by a letter agreement (the “Sponsor Letter Agreement”), providing that, among other things, (a) the Sponsor has agreed to vote in favor of this Agreement and the Transactions and (b) the Sponsor will forfeit at Closing (x) a certain number of shares of Parent currently held by the Sponsor and (y) all Private Placement Warrants, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that the Mergers, taken together, constitute an integrated transaction described in Revenue Ruling 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368 of the Code (the “Intended U.S. Tax Treatment”) and that this Agreement be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, between the date hereof and the date that is 10 Business Days before the Company’s good faith estimate of the SEC Clearance Date, the Company may enter into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, shall purchase shares of Company Common Stock (at the equivalent price to $10.00 per share of Parent Class A Common Stock) in a private placement or placements (the “Private Placements”) to be consummated immediately prior to the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01         Certain Definitions. For purposes of this Agreement:

“affiliate” or “Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (including  the shares of Company Common Stock (x) underlying the Company’s AIM warrants and (y) issued or to be issued pursuant to the Subscription Agreements) or (ii) issuable upon, or subject to, the exercise of Company Options (whether or not then vested or exercisable) and Restricted Stock Unit Awards that are outstanding immediately prior to the First Effective Time, minus (b) a number of shares of Company Common Stock equal to (A) the aggregate exercise price of such Company Options divided by (B) the Per Share Merger Consideration.

“Aggregate Transaction Consideration” means an aggregate number of shares of Parent Class A Common Stock equal to the quotient of (a) the Company Equity Value divided by (b) $10.00.

“AIM” means AIM (formerly the Alternative Investment Market), part of the London Stock Exchange.

“AIM Cancellation” means the cancellation of the admission of the Company Common Stock to AIM.

“AIM Rules” mean the AIM Rules for Companies published from time to time by the London Stock Exchange.

“Ancillary Agreements” means the Amended & Restated Registration Rights and Lock-Up Agreement, the Stockholder Support Agreement, the Sponsor Letter Agreement, the Subscription Agreements and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub I, Merger Sub II or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) Criminal Justice (Corruption Offences) Act 2018 of Ireland, (d) anti-bribery legislation promulgated by the European Union and implemented by its member states, (e) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (f) similar Laws applicable to the Company or any Company Subsidiary from time to time.

“Anti-Money Laundering Laws” means all laws, rules, regulations and guidance (having the force of law) of any jurisdiction applicable to the Parties concerning terrorist financing or money laundering, including, to the extent applicable, related provisions of the Money Laundering Control Act of 1986, the USA PATRIOT Act, the Bank Secrecy Act, and the European Union anti-money laundering regulation and directives, as implemented.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

“Business IP” means all Company-Owned IP and all other Intellectual Property used or held for use by the Company or any Company Subsidiary.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Award” shall mean a Company Option or a Restricted Stock Unit Award.

“Company Certificate of Incorporation” means the First Amended and Restated Certificate of Incorporation of the Company dated June 17, 2021, as such may have been amended, modified or supplemented from time to time.

“Company COI Amendment” means the amendment of Section 3 of Article 4, Part C of the Company’s First Amended and Restated Certificate of Incorporation relating to delisting of the Company Common Stock.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company in connection with this Agreement.

“Company Equity Value” means $170,000,000.00; provided, that the Company Equity Value shall be increased automatically by $1.00 for each $1.00 cash of proceeds received by the Company after the date hereof and prior to the Closing in respect of any issuances of Company Common Stock pursuant to a Subscription Agreement.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company, any Company Subsidiary or any of their respective Affiliates in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of their respective covenants or agreements in this Agreement or any other Transaction Document or the consummation of the Transactions contemplated hereby or thereby, including (a) the reasonable and documented fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of the Company, (b) the premiums, commissions and other fees paid or payable in connection with obtaining the D&O Tail, (c) except as otherwise expressly provided herein, the fees and expenses incurred in connection with obtaining the consent or approval of any person or Governmental Authority in connection with the Transactions, (d) all obligations relating to sale, transaction, change of control, “stay around”, retention or similar bonuses or payments, severance or termination payments or other similar amounts that accelerate, accrue or become payable to, or in respect of, any current or former employee, officer, director, consultant, independent contractor or other individual service provider of the Company or any Company Subsidiary in connection with the Closing (but not as a result of any termination of employment at the direction or request of Parent or any of its Affiliates) (including the employer portion of Taxes associated with such payments), (e) any customary non-legal or financial advisor expenses related to consummating the Transactions, including, but not limited to, the financial printer, stock exchange listing fees, regulatory filings, round lot analysis, proxy solicitors, preparation of pro forma financials and transfer agent fees and (f) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any other Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Parent Expenses.

“Company Government Bid” means any offer, bid, quotation or proposal to sell products made or services provided by the Company or any Company Subsidiary that, if accepted or awarded, would lead to a Company Government Contract.

“Company Government Contract” means (i) any contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter contract or blanket purchase agreement between the Company or any Company Subsidiary, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other contract by which a Company or one of its Company Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other contract as the ultimate consumer of such goods or services. For purposes of this definition, a task, delivery or purchase order under a Company Government Contract shall not constitute a separate Company Government Contract, but shall be part of the Company Government Contract to which it relates.

“Company Holders” means the holders of the shares of Company Common Stock in issue as of any applicable determination time prior to the Closing.

“Company Material Adverse Effect” means any event, circumstance, condition, occurrence, development, change or effect (collectively, “Effect”) that, individually or in the aggregate, and taken together with all other changes, has had or would reasonably be expected to have a material adverse effect upon the businesses, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, solely with respect to the foregoing clause, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any changes in applicable Law or US GAAP (after the date hereof); (b) any Effect generally affecting the industries or markets in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, tariffs or trade wars, prices of any security or market index or commodity or any disruption of such markets) and stoppage or shutdown of any governmental activity or any defaults by the U.S. government or delays or failure to act by any Governmental Authority; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement or which Parent has approved, consented to or requested (or any action not taken as a result of Parent’s failure to consent to any action requiring Parent’s consent hereunder); (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or the Company Subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; (g) any failure by the Company or the Company Subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position for any period, or any changes in credit rating of or with respect to the Company or any Company Subsidiary, as applicable, or any of their indebtedness or securities (provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect); and (h) matters to the extent disclosed in the Company Disclosure Schedule; provided, however, that, in case of foregoing clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially and disproportionately affected by such Effect as compared with other participants in the industries or markets in which the Company and the Company Subsidiaries operate, the extent (and only the extent) of such adverse Effect, relative to such other participants, on the Company or any Company Subsidiary may be taken into account in determining whether there has been a Company Material Adverse Effect or whether a Company Material Adverse Effect is reasonably likely to occur. A Company Material Adverse Effect shall be measured only against past performance of the Company or any Company Subsidiary, and not against any forward-looking statements, financial projections or forecasts of the Company or any Company Subsidiary.

“Company Option Plan” means collectively, the Company’s 2018 Long-Term Incentive Plan and the 2022 Long-Term Incentive Plan, as such may have been amended, modified or supplemented from time to time.

“Company Options” means all outstanding options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plan or otherwise.

“Company Organizational Documents” means the certificate of incorporation and bylaws of the Company, as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Subsidiary” means each subsidiary of the Company.

“Conditions” means the conditions to the Transactions set forth in Article VIII, and “Condition” means any one of the Conditions.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company, the Company Subsidiaries or Parent that is not already generally available to the public, and (b) any Suppliers of the Company or any Company Subsidiary or other Person and with respect to which the Company or any Company Subsidiary bound by any confidentiality agreements or other confidentiality restriction or obligation thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“COVID-19” means the presence, transmission or threat of a novel coronavirus, including COVID-19 or SARS-CoV-2, or any variations, evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“CREST” means the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001 No 3755)) of which Euroclear UK & International Limited is the Operator (as defined in the Uncertificated Securities Regulations 2001 (SI 2001 No 3755)).

“Current Company Government Contract” means any Company Government Contract for which the period of performance has not yet expired or been terminated, or final payment has not been received, or which remains open to audit.

“Effect” has the meaning set forth in the definition of Company Material Adverse Effect.

“Employee Benefit Plan” means each (a) “employee benefit plan” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (b) other retirement, supplemental retirement, deferred compensation, bonus, commission, incentive compensation, profit-sharing, stock option, stock purchase, other equity or equity-based compensation arrangement, health and welfare benefit, retiree medical or life insurance, death or disability benefit, supplemental income arrangements, severance, redundancy, retention, change in control, transaction, employment, offer letter, independent contractor, consulting, fringe benefit, sick pay and vacation or other leave plans or arrangements or other employee benefit or compensation plan, program, practice, policy, agreement or arrangement, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety.

“Equity Interests” means (a) any partnership interests, (b) any membership or limited liability company interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity (including any stock appreciation, phantom stock, profit participation or similar rights), (e) any subscriptions, calls, warrants, options, restricted stock units or commitments of any kind or character relating to, or entitling any person or entity to purchase or otherwise acquire, membership or limited liability company interests or units, capital stock or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock or any other equity securities or (g) any other interest classified as an equity security of a person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Agent” means a bank or trust company as mutually agreed to by the Parties to act as exchange agent for the payment and delivery of the Aggregate Transaction Consideration. If no such agreement among the Parties is reached, the Exchange Agent shall be the Continental Stock Transfer & Trust Company.

“Exchange Ratio” means the quotient obtained by dividing the number of (a) shares of Parent Class A Common Stock constituting the Aggregate Transaction Consideration, by (b) Aggregate Fully Diluted Company Common Shares.

“Fraud” means, with respect to a Person, actual, knowing and intentional fraud in the making of a representation or warranty expressly set forth in Article IV or Article V of this Agreement (as applicable); provided that Fraud shall only be deemed to exist if (a) such Person had actual knowledge (as opposed to imputed or constructive knowledge) that the representation or warranty was materially false when made, (b) such Person making such materially false representation or warranty had the specific intent to deceive another Party (or Parties) to this Agreement and to induce such Party (or Parties) to enter into this Agreement, and (c) such other Party (or Parties) justifiably relied on such materially false representation or warranty and suffered damages as a result. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, constructive fraud or any tort (including fraud) based on constructive or imputed knowledge, negligence or recklessness.

“Hazardous Substance(s)” means (a) those substances defined in or regulated as hazardous, toxic, contaminants or pollutants under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof and (d) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property rights or proprietary rights throughout the world, including (a) patents, patent applications, patent disclosures and industrial designs, together with all reissues, provisionals, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (collectively, “Patents”), (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans and other source identifiers, and all renewals, extensions, applications and registrations of any of the foregoing, together with all of the rights and goodwill associated with any of the foregoing (collectively, “Trademarks”), (c) copyrights, and other works of authorship (whether or not copyrightable), mask work rights, design rights, moral rights, whether or not registered or published, and all registrations and applications for registration, renewals and extensions thereof (collectively, “Copyrights”), (d) trade secrets, know-how (including ideas, formulas, source code, compositions, inventions (whether or not patentable or reduced to practice)), and confidential information (collectively, “Trade Secrets”), (e) database rights and rights in data, Software and other technology, (f) domain names, internet addresses and URLs and (g) any and all similar or equivalent rights arising under applicable Law.

“Intervening Event” means an event following the date hereof that was not known and was not reasonably foreseeable by the Parent Board as of the date hereof, and that becomes known to the Parent Board after the date of this Agreement, but prior to obtaining the Required Parent Stockholder Approval, other than (i) changes in the market price or trading volume of Parent Shares or (ii) the timing of any approval of any Governmental Authority required for the consummation of the transactions contemplated hereby.

“Key Company Stockholders” means the persons and entities listed on Schedule A.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge after reasonable inquiry of the individuals identified on Section 1.01 of the Company Disclosure Schedule, and in the case of Parent, the actual knowledge after reasonable inquiry of the individuals identified on Section 1.01 of the Parent Disclosure Schedule.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, resolution, common law, ordinance, code, edict, decree, order, judgment, rule, regulation, ruling, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority.

“Leased Real Property” means any and all of the real property leased, licensed, subleased or otherwise used or occupied by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, right of first refusal, right of first offer, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment, proxies, voting trust or similar agreement (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other restriction attributable of ownership of any asset) or other encumbrance, restriction or limitation of any kind whatsoever that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“London Stock Exchange” means London Stock Exchange plc.

“Merger Sub Organizational Documents” means the certificate of incorporation or formation, as applicable, bylaws or limited liability company agreement, as applicable, and other organizational documents of Merger Sub I and Merger Sub II, as each may be amended, modified or supplemented from time to time.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company or any Company Subsidiary on a non-exclusive basis under standard terms and conditions for a one-time total payment of less than $100,000 or an ongoing payment of less than $25,000 per year in the aggregate.

“Open Source Software” means any Software that is distributed as “free software,” “open source software” or under licensing or distribution terms (a) that allow access to the source code of the applicable software, including the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, and the Mozilla Public License (MPL) or (b) that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Software (i) be made available or distributed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no charge.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, dated February 11, 2021, as amended, modified or supplemented from time to time.

“Parent Class A Common Stock” means Parent’s Class A Common Stock, par value $0.0001 per share, as described in the Parent Certificate of Incorporation.

“Parent Class B Common Stock” means Parent’s Class B Common Stock, par value $0.0001 per share, as described in the Parent Certificate of Incorporation.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent in connection with this Agreement.

“Parent Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Parent or any of its Affiliates in connection with the negotiation, preparation or execution of this Agreement or any Transaction Document, the formation of Merger Sub I and Merger Sub II, the performance of their respective covenants or agreements in this Agreement or any Transaction Document or the consummation of the Transactions, including any financing, legal, accounting, financial advisory, investment banking, underwriting (including deferred underwriting fees) and other advisory, transaction, agent, service provider or consulting fees, costs and expenses and any other fees, expenses, commissions or other amounts that are expressly allocated to Parent pursuant to this Agreement or any other Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Parent Expenses shall not include any Company Expenses.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, and taken together with all other changes, has had or would reasonably be expected to have a material adverse effect upon the businesses, assets, financial condition or results of operations of Parent; provided, however, solely with respect to the foregoing clause, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Parent Material Adverse Effect: (a) any changes in applicable Law or US GAAP (after the date hereof); (b) any Effect generally affecting the industries or markets in which Parent operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, tariffs or trade wars, prices of any security or market index or commodity or any disruption of such markets) and stoppage or shutdown of any governmental activity or any defaults by the U.S. government or delays or failure to act by any Governmental Authority; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including with respect to COVID-19) and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by Parent as required by this Agreement or any Transaction Document or which the Company has approved, consented to or requested (or any action not taken as a result of the Company’s failure to consent to any action requiring the Company’s consent hereunder); (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of this Agreement or the Transactions; (g) any Effect relating to the trading, including price or volume, of Parent Class A Common Stock or failure by Parent to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, or any changes in credit rating of or with respect to Parent or any of its indebtedness or securities (provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Parent Material Adverse Effect); (h) matters to the extent disclosed in the Parent Disclosure Schedule; (i) as a result of the payment of redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents; and (j) any Effect related to compliance or noncompliance with requirements of, including any delisting of Parent Class A Common Stock from, the Nasdaq Stock Market; provided, however, that, in case of foregoing clauses (a) through (d) to the extent that Parent is materially and disproportionately affected by such Effect as compared with other “SPAC” participants in the industries in which Parent operates, the extent (and only the extent) of such adverse Effect, relative to such other participants, on Parent may be taken into account in determining whether there has been a Parent Material Adverse Effect or whether a Parent Material Adverse Effect is reasonably likely to occur.

“Parent Organizational Documents” means the Parent Certificate of Incorporation, the bylaws of Parent and the Trust Agreement, in each case, as amended, modified or supplemented from time to time.

“Parent Shares” means the outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock.

“Parent Units” means units of Parent consisting of one (1) share of Parent Class A Common Stock and one-third (1/3) of one (1) Public Warrant.

“Parent Warrant Agreement” means that certain warrant agreement, dated as of February 11, 2021, by and between Parent and Continental Stock Transfer & Trust Company.

“Parent Warrants” means, collectively, the Public Warrants and the Private Placement Warrants.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not, and would not, individually or in the aggregate, materially impair the current use of the Company’s or any Company Subsidiary’s assets, including the Leased Real Property, that are subject thereto, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising with respect to real property in the ordinary course of business, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, in each case for which appropriate reserves are being maintained, (c) Liens for Taxes (i) not yet delinquent or (ii) that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with US GAAP, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the current use of the Company’s or any Company Subsidiary’s real property, including the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (e) non-exclusive licenses of Intellectual Property, (f) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way, in each case in respect of real property, arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, in each case to the extent the same do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the current use of the Company’s or any Company Subsidiary’s assets, including the Leased Real Property, that are subject thereto, (g) Liens that will be released prior to or as of the Closing and (h) Liens created in connection with actions permitted under Section 7.01.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) any information that, alone or in combination with other information can reasonably be used to identify an individual (e.g., name, address, telephone number, email address, financial account number or government-issued identifier), and (b) any other information that constitutes personal data or personal information under any applicable privacy or data protection Law.

“Privacy Obligations” means (a) applicable privacy, information security and data protection Laws, (b) applicable self-regulatory standards and (c) published policies or notices of the Company and the Company Subsidiaries, in each case, to the extent related to privacy, information security, data protection or the Processing of Personal Information.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

“Process” or “Processing” means any operation or set of operations which is performed on data, including Personal Information or sets of Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, processing, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, safeguarding, security, disposal, erasure or destruction.

“Public Warrants” means whole warrants to subscribe for shares of Parent Class A Common Stock as contemplated under the Parent Warrant Agreement, with each whole warrant exercisable for one (1) share of Parent Class A Common Stock at an exercise price of $11.50 per share.

“Redemption Rights” means the redemption rights provided for in Article IX of the Parent Certificate of Incorporation.

“Registered Intellectual Property” means all social media accounts and Intellectual Property that is the subject of registration (or an application for registration), including domain names, Patents and applications, registrations, renewals and extensions for Trademarks and Copyrights.

“Representatives” means with respect to any person, such person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Parent Stockholder Approval” means the approval of the Parent Proposals by the affirmative vote of the holders of the requisite number of Parent Shares entitled to vote thereon, whether in person or by proxy, at a duly convened meeting of the Parent stockholders.

“Restricted Stock Unit Award” means an award of restricted stock units based on shares of Company Common Stock (whether to be settled in cash or shares), granted under the Company Option Plan.

“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, located or ordinarily resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region) or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes and restrictive measures administered or enforced by (a) the United States by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Breach” means any (a) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Sensitive Data, (b) unauthorized or unlawful Processing, sale or rental of Sensitive Data, (c) phishing, ransomware, denial of service (DoS) or other cyberattack that results in a monetary loss or a business disruption or (d) other act or omission that compromises the security, availability, integrity or confidentiality of Sensitive Data.

“Sensitive Data” means (a) all Personal Information and (b) confidential or proprietary business information or trade secret information, including proprietary data.

“Software” means all computer software including firmware and middleware, in any format (including object code or source code format).

“Stock Exchange” means the New York Stock Exchange, the Nasdaq Stock Market, Nasdaq Capital Market or another national securities exchange mutually agreed to by the Parties, as applicable.

“subsidiary” or “subsidiaries” of the Company, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in the operations of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all U.S. federal, state, local, non-U.S. or other taxes imposed by any Governmental Authority, including all income, corporate income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, governmental charges, duties, levies and other taxes or similar charges, in each case in the nature of a tax, imposed by a Governmental Authority, and including any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any law in relation to Tax.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Ancillary Agreements and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub I, Merger Sub II or the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Mergers.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Union” means any labor union, works council or other employee representative body.

“US GAAP” means United States generally accepted accounting principles.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Parent in connection with its due diligence investigation of the Company relating to the Transactions.

Section 1.02          Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Action	4.09
Additional Parent SEC Reports	5.07(a)
Adjusted Restricted Stock Unit Award	3.01(c)(ii)
affiliate	1.01
Affiliate	1.01

Aggregate Fully Diluted Company Common Shares	1.01
Aggregate Transaction Consideration	1.01
Agreement	Preamble
AIM	1.01
AIM Cancellation	1.01
AIM Rules	1.01
Alternative Transaction	7.04(a)
Amended & Restated Parent Bylaws	2.05(b)
Ancillary Agreements	1.01
Anti-Corruption Laws	1.01
Anti-Money Laundering Laws	1.01
Antitrust Laws	7.11(a)
Blue Sky Laws	4.05(b)
Business Day	1.01
Business IP	1.01
Change in Recommendation	7.02(a)
Chosen Courts	10.07(b)
Claims	6.03
Closing	2.03
Closing Date	2.03
Closing Filing	7.09
Closing Press Release	7.09
Code	1.01
Company	Preamble
Company Award	1.01
Company Board	Recitals
Company Board Recommendation	7.16(a)
Company Certificate of Incorporation	1.01
Company COI Amendment	1.01
Company Common Stock	1.01
Company Disclosure Schedule	1.01
Company Equity Value	1.01
Company Expenses	1.01
Company Government Bid	1.01
Company Government Contract	1.01
Company Holders	1.01
Company Material Adverse Effect	1.01
Company Option Plan	1.01
Company Options	1.01
Company Organizational Documents	1.01
Company Permits	4.06
Company Requisite Approvals	4.04
Company Stockholder AIM Consent	7.16(a)
Company Stockholder Transaction Approval	7.16(a)
Company Subsidiary	1.01
Company-Owned IP	1.01

Condition	1.01
Conditions	1.01
Confidential Information	1.01
Confidentiality Agreement	7.03(b)
Contaminants	4.13(i)
Contracting Parties	10.13
control	1.01
Copyrights	1.01, 1.01
COVID-19	1.01
Current Company Government Contract	1.01
D&O Indemnified Person	7.06(a)
DGCL	Recitals
Disclosure Schedules	10.06
Dissenting Shares	3.04(a)
DLLCA	Recitals
Effect	1.01
Employee Benefit Plan	1.01
Environmental Laws	1.01
Equity Interests	1.01
ERISA	1.01
ERISA Affiliate	4.10(c)
Exchange Act	4.05(b)
Exchange Agent	1.01
Exchange Ratio	1.01
Ex-Im Laws	1.01
First Certificate of Merger	2.02
First Effective Time	2.02(a)
First Merger	Recitals
First Surviving Company	2.01(a)
Fraud	1.01
Governmental Authority	4.05(b)
Hazardous Substance(s)	1.01
HSR Act	1.01
Insurance Policies	4.17(a)
Intellectual Property	1.01
Intended U.S. Tax Treatment	Recitals
IRS	4.10(b)
IT Systems	4.13(i)
Key Company Stockholders	1.01
knowledge	1.01
Law	1.01
Lease	4.12(b)
Lease Documents	4.12(b)
Leased Real Property	1.01
liability	1.01

Liability	1.01
Lien	1.01
Material Contracts	4.16(a)
Merger Sub I	Preamble
Merger Sub I Common Stock	5.03(d)
Merger Sub II	Preamble
Merger Sub Organizational Documents	1.01
Mergers	Recitals
Multiemployer Plan	1.01
Nonparty Affiliates	10.13
Non-U.S. Plan	4.10(n)
Off-the-Shelf Software	1.01
Open Source Software	1.01
Outside Date	9.01(b)
Parent	Preamble
Parent Board	Recitals
Parent Certificate of Incorporation	1.01
Parent Class A Common Stock	1.01
Parent Class B Common Stock	1.01
Parent Disclosure Schedule	1.01
Parent Expenses	1.01
Parent Material Adverse Effect	1.01
Parent Option	3.01(c)(i)
Parent Organizational Documents	1.01
Parent Preferred Shares	5.03(a)
Parent Proposals	7.01(a)
Parent Recommendation	7.02(a)
Parent SEC Reports	5.07(a)
Parent Shares	1.01
Parent Unit	1.01
Parent Warrant Agreement	1.01
Parent Warrants	1.01
Parties	Preamble
Patents	1.01
Payment Spreadsheet	3.01(a)
PCAOB	1.01
PCAOB Audited Financial Statements	4.07(a)
Per Share Merger Consideration	1.01
Permitted Liens	1.01
person	1.01
Person	1.01
Personal Information	1.01
Plans	4.10(a)
Privacy Obligations	1.01
Private Placement Warrants	5.03(a)
Private Placements	Recitals
Proceeding	1.01

Process	1.01
Processing	1.01
Proxy Statement	7.01(a)
Q1 Financials	7.15
Q2 Financials	7.15
Redemption Rights	1.01
Reference Balance Sheet	4.07(a)
Registered Intellectual Property	1.01
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	7.01(a)
Remedies Exceptions	4.04
Representatives	1.01
Required Parent Stockholder Approval	1.01
Restricted Stock Unit Award	1.01
Sanctioned Person	1.01
Sanctions	1.01
SEC	1.01
SEC Clearance Date	7.16
SEC Guidance	5.07(i)
Second Amended & Restated Parent Certificate of Incorporation	2.05(b)
Second Certificate of Merger	2.02(b)
Second Effective Time	2.02(b)
Second Merger	Recitals
Second Surviving Company	Preamble
Securities Act	4.05(b)
Security Breach	1.01
Sensitive Data	1.01
Signing Filing	7.09
Signing Press Release	7.09
Software	1.01
Sponsor	Recitals
Sponsor Letter Agreement	Recitals
Stock Exchange	1.01
Stockholder Litigation	7.14
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
subsidiaries	1.01
subsidiary	1.01
Supplier	1.01
Tax	1.01
Tax Return	1.01
Taxes	1.01
Taxing Authority	1.01
Terminating Company Breach	9.01(e)
Terminating Parent Breach	9.01(f)
to the knowledge	1.01

Trade Secrets	1.01
Trademarks	1.01
Transaction Documents	1.01
Transactions	1.01
Treasury Regulations	1.01
Trust Account	5.13
Trust Agreement	5.13
Trust Fund	5.13
Trustee	5.13
Unaudited Financial Statements	4.07(a)
under common control with	1.01
Union	1.01
US GAAP	1.01
Virtual Data Room	1.01

Section 1.03          Construction.

(a)          Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the words “include,” “includes,” or “including” shall be deemed to be followed by the words “including, without limitation,” (vii) the word “or” shall be disjunctive but not necessarily exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal and regulatory provisions consolidating, amending or replacing such Law, (x) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter, (xi) words importing the singular shall also include the plural, and vice versa, (xii) references to “$” or “dollar” shall be references to United States dollars, (xiii) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (xiv) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time and (xv) all references to any contract are to that contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement).

(b)          The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)          The measure of a period of one (1) month or year for the purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, however, that, if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1); provided, further, that, if the last calendar day of such period is a non-Business Day, then the period in question shall end on the next succeeding Business Day.

(e)          References to the “ordinary course of business” or words of similar import shall, in each case, be deemed to mean the ordinary course of business consistent with past custom and practice.

(f)          For the purposes of this Agreement, references to the term “delivered by the Company,” “delivered to Parent,” “furnished to Parent,” “made available to Parent” or similar expressions shall mean that the Company has (or has caused to be): (i) posted such materials to the Virtual Data Room, in a manner that enables viewing of such materials by Parent and its Representatives and not removed prior to the date hereof or (ii) set forth a copy of such materials in the Company Disclosure Schedule.

(g)          For the purposes of this Agreement, references to the term “delivered by Parent,” “delivered to the Company,” “furnished to the Company,” “made available to the Company” or similar expressions shall mean (i) that Parent has (or has caused to be) set forth a copy of such materials in the Parent Disclosure Schedule or (ii) such information or document is publicly available prior to 9:00 a.m. Eastern time on the date that is two (2) full Business Days prior to the date of this Agreement in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(h)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under US GAAP.

ARTICLE II

AGREEMENT AND PLAN OF MERGER

Section 2.01          The Mergers.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL, Merger Sub I shall be merged with and into the Company at the First Effective Time. As a result of the First Merger, the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation of the First Merger (the “First Surviving Company”) and a direct, wholly-owned subsidiary of Parent.

(b)          On the Closing Date, immediately following the First Effective Time, upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL and DLLCA, the First Surviving Company shall be merged with and into Merger Sub II at the Second Effective Time. As a result of the Second Merger, the separate existence of the First Surviving Company shall cease and the Merger Sub II shall continue as the surviving company of the Second Merger (the “Second Surviving Company”) and a direct, wholly-owned subsidiary of Parent.

Section 2.02          First Effective Time and Second Effective Time.

(a)          Subject to the provisions of this Agreement, a certificate of merger (in a form reasonably satisfactory to Parent and the Company) satisfying the requirements of the DGCL shall be duly executed by the Company and Merger Sub I and shall be filed on the Closing Date with the Secretary of State of the State of Delaware (the “First Certificate of Merger”). The First Merger shall become effective on the date and time at which the First Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Parent and the Company and expressly specified in the First Certificate of Merger (the time the First Merger becomes effective being the “First Effective Time”).

(b)         Subject to the provisions of this Agreement, immediately following the First Effective Time, a certificate of merger (in a form reasonably satisfactory to Parent and the Company) satisfying the requirements of the DGCL and DLLCA shall be duly executed by the First Surviving Company and Merger Sub II and shall be filed on the Closing Date with the Secretary of State of the State of Delaware (the “Second Certificate of Merger”). The Second Merger shall become effective on the date and time at which the Second Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Parent and the Company and expressly specified in the Second Certificate of Merger (the time the Second Merger becomes effective being the “Second Effective Time”); provided that, in any case, the Second Effective Time shall occur immediately following the First Effective Time.

Section 2.03       Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables and the release of signatures as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as Parent and the Company may agree in writing.

Section 2.04         Effects of the Mergers.

(a)          At and after the First Effective Time, the First Merger will have the effects set forth in the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, by virtue of the First Merger and without any further action on the part of the Parties or the holder of any securities, the separate corporate existence of Merger Sub I shall cease and all the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the First Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the First Surviving Company.

(b)          At and after the Second Effective Time, the Second Merger will have the effects set forth in the Second Certificate of Merger and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, by virtue of the Second Merger and without any further action on the part of the Parties or the holder of any securities, the separate corporate existence of the First Surviving Company shall cease and all the property, rights, privileges, powers and franchises of the First Surviving Company and Merger Sub II shall vest in the Second Surviving Company, and all debts, liabilities and duties of the First Surviving Company and Merger Sub II shall become the debts, liabilities and duties of the Second Surviving Company.

Section 2.05          Governing Documents.

(a)          At the First Effective Time, the Company Certificate of Incorporation and the bylaws of the Company, as in effect immediately prior to the First Effective Time, shall continue to be the certificate of incorporation and bylaws, respectively, of the First Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

(b)          At the First Effective Time, the Parent Certificate of Incorporation shall be amended and restated substantially in the form attached here to as Exhibit B (the “Second Amended & Restated Parent Certificate of Incorporation”) and Parent’s bylaws shall be amended and restated substantially in the form attached hereto as Exhibit C (the “Amended & Restated Parent Bylaws”), in each case, with such changes as may be agreed in writing by Parent and the Company, and such shall be the certificate of incorporation and bylaws of Parent until thereafter amended in accordance with their respective terms and as provided by applicable Law.

(c)          At the Second Effective Time, the certificate of formation of Merger Sub II and the limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time shall continue to be the certificate of formation and limited liability company agreement, respectively, of the Second Surviving Company until thereafter changed, amended or supplemented as provided therein or applicable Law.

Section 2.06          Officers, Directors and Managers. The directors and the officers of the First Surviving Company immediately following the First Effective Time shall be the directors and officers of the Company as of immediately prior to the First Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the First Surviving Company. The Parties shall cause the Parent Board and the officers of Parent as of immediately following the First Effective Time to be comprised in accordance with Section 7.17, each to hold office in accordance with the Second Amended & Restated Parent Certificate of Incorporation. The managers and officers of the Second Surviving Company immediately following the Second Effective Time shall be the directors and officers of the First Surviving Company as of immediately prior to the Second Effective Time, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Second Surviving Company.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OF SECURITIES; EXCHANGE PROCEDURES

Section 3.01          Conversion of Securities for First Merger.

(a)          Payment Spreadsheet. Not less than five (5) Business Days prior to the First Effective Time, the Company shall deliver to Parent a schedule, in a form to be mutually agreed between the Parties (such agreement not to be unreasonably withheld or delayed) (the “Payment Spreadsheet”) setting forth (i) the Aggregate Fully Diluted Company Common Shares, (ii) the allocation of the Aggregate Transaction Consideration (other than with respect to shares of Company Common Stock subject to Company Awards (which shall be subject to Section 3.01(c))) among Company Holders calculated by multiplying the Exchange Ratio by the total number of shares of Company Common Stock held by each Company Holder (rounded down to the nearest whole number of shares of Parent Class A Common Stock to be issued and allotted among the Company Holders) and (iii) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (i) through (ii) is, and will be as of immediately prior to the First Effective Time, to the actual knowledge of such authorized officer of the Company, true and correct in all material respects. Following delivery of the Payment Spreadsheet, the Company shall review and consider in good faith any comments to the Payment Spreadsheet provided by Parent or any of its Representatives. The Payment Spreadsheet finalized hereunder shall be used for purposes of issuing the Aggregate Transaction Consideration to the Company Holders pursuant to and in accordance with the First Merger. In issuing the Aggregate Transaction Consideration, Parent and Merger Sub I shall be entitled to rely fully on the information set forth in the Payment Spreadsheet.

(b)          At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, the Company or the holders of any of the following securities:

(i)          each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (excluding Dissenting Shares and any shares of Company Common Stock subject to Company Awards (which shall be subject to Section 3.01(c)), and all rights in respect thereof, shall be canceled and automatically converted into and become the right to receive the applicable portion of the Aggregate Transaction Consideration with each holder of Company Common Stock to receive the right to receive the number of shares of Parent Class A Common Stock set forth opposite such holder’s name as set forth on the Payment Spreadsheet;

(ii)          all shares of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii)          each share of Merger Sub I Common Stock issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the First Surviving Company (“First Surviving Company Common Stock”); and

(iv)          Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Class A Common Stock shall be issued in the Mergers.

(c)          Treatment of Company Awards.

(i)          As of the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of a Company Option, each Company Option that is then outstanding shall be converted into an option to purchase shares of Parent Class A Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the First Effective Time, including with respect to vesting and termination-related provisions (each, an “Parent Option”) except that (i) such Parent Option shall provide the right to purchase that whole number of shares of Parent Class A Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Parent Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of any such Company Options that are “incentive stock options” (within the meaning of Section 422 of the Code) will be made in a manner that is intended to be consistent with Treasury Regulations Section 1.424-1, and the conversion of all Company Options will be made in a manner, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code, as applicable.

(ii)          As of the First Effective Time, each Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive restricted stock units based on shares of Parent Class A Common Stock (each, an “Adjusted Restricted Stock Unit Award”) with substantially the same terms and conditions as were applicable to such Restricted Stock Unit Award immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions), except that such Adjusted Restricted Stock Unit Award shall relate to such number of shares of Parent  Common Stock as is equal to the product of (i) the number of shares of Company Common Stock subject to such Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(iii)          The Company shall take all necessary actions to effect the treatment of Company Options pursuant to this Section 3.01(c) in accordance with the Company Option Plan and the applicable award agreements and to ensure that no Parent Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Parent. The Board of Directors of the Company shall amend the Company Option Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Options will be granted under the Company Option Plan.

(d)          Exchange Procedures.

(i)          Exchange Agent. At the First Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Holders, for exchange in accordance with this Article III, certificates or, at the Company’s option, evidence of shares in book entry form, representing the number of shares of Parent Class A Common Stock sufficient to deliver the shares of Parent Class A Common Stock included in the Aggregate Transaction Consideration payable pursuant to this Agreement. All certificates representing shares of Parent Class A Common Stock deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Exchange Fund.” Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver the Aggregate Transaction Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 3.01, the Exchange Fund shall not be used for any other purpose.

(ii)         Exchange Procedures. Concurrently with the mailing of the Proxy Statement, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which, immediately prior to the First Effective Time, represented outstanding shares of the Company (each, a “Certificate” and, collectively, the “Certificates”) and to each holder of record of a non-certificated outstanding share of Company Common Stock represented by book entry or held electronically via CREST (each, a “Book Entry Share” and, collectively, the “Book Entry Shares”), (A) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) in a form reasonably acceptable to Parent and the Company, and (B) instructions for use in effecting the surrender of the Certificates and Book Entry Shares, as applicable, in exchange for payment and issuance of the Aggregate Transaction Consideration therefor. Upon surrender of Certificates or Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates or Book Entry Shares (as applicable), from and after the First Effective Time, shall be entitled to receive in exchange therefor that number of shares of Parent Class A Common Stock into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates or Book Entry Shares (as applicable) are being converted, and the Certificates or Book Entry Shares (as applicable) so surrendered shall forthwith be cancelled. No interest shall be paid or shall accrue for the benefit of holders of the Certificates or Book Entry Shares on the Aggregate Transaction Consideration payable in respect of the Certificates or Book Entry Shares.

(iii)        Transferred Certificates; Lost, Stolen or Destroyed Certificates. If payment or issuance of the Aggregate Transaction Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment or issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Aggregate Transaction Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Aggregate Transaction Consideration payable or issuable in respect of the shares of Company Common Stock represented by the Certificate pursuant to this Section 3.01(b)(iii).

(iv)        Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Shares with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Shares (as applicable) with respect to the shares of Company Common Stock represented thereby until such Certificate or Book Entry Shares (as applicable) have been surrendered in accordance with this Section 3.01(b)(iii). Subject to applicable Law and the provisions of this Section 3.01(b)(iii), following surrender of any such Certificate or Book Entry Shares (as applicable), from and after the First Effective Time, there shall be paid to the record holder thereof by the Exchange Agent, without interest, (A) the number of shares of Parent Shares to which such record holder was entitled pursuant to this Section 3.01(b)(iii), (B) at the time of surrender, the amount of dividends or other distributions with a record date on or after the date of the First Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (C) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of Parent Shares with a record date on or after the date of the First Effective Time but on or prior to the date of this surrender and with a payment date subsequent to surrender.

(v)         No Further Ownership Rights in Company Common Stock. Until surrendered as contemplated hereby, each share of Company Common Stock shall, after the First Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Aggregate Transaction Consideration as contemplated by this Section 3.01(b)(iii), the issuance or payment of which shall be deemed to be the satisfaction in full of all rights pertaining to shares of Company Common Stock converted in the First Merger. At the First Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the First Surviving Company of shares of Company Common Stock which were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, Certificates or Book Entry Shares are presented to the First Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 3.01(b)(iii).

(vi)        Adjustment to Aggregate Transaction Consideration. The Aggregate Transaction Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Shares occurring on or after the date hereof and prior to the First Effective Time.

(vii)       Termination of Exchange Fund. Any portion of the Exchange Fund which has not been delivered to the holders of Certificates or Book Entry Shares (as applicable) as of the one (1) year anniversary of the First Effective Time shall be delivered to Parent or its designee, upon demand. Any holder of Certificates or Book Entry Shares (as applicable) who has not complied with this Section 3.01(b)(iii) prior to the one (1) year anniversary of the First Effective Time shall thereafter look only to Parent for payment of such holder’s claim for the Aggregate Transaction Consideration (subject to abandoned property, escheat or other similar applicable Laws). Any portion of the Exchange Fund remaining unclaimed by holders of Certificates or Book Entry Shares (as applicable), as of the date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, be cancelled.

(viii)      No Liability. None of Parent, Merger Sub I, the Company, or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Parent Shares (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.02          No Fractional Shares. No fractional Parent Shares shall be issued in connection with the Transactions, and no certificates or scrip for any such fractional shares shall be issued. The aggregate number of Parent Shares that a holder of shares of Company Common Stock is otherwise entitled to receive pursuant to this Agreement shall, in each case, be rounded down to the next whole number, without any payment or compensation to such holder of shares of Company Common Stock for any cancelled fraction of a Parent Share.

Section 3.03          Payment of Expenses.

(a)          Not sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all of the Company Expenses (together with written invoices and wire transfer instructions for the payment thereof), and solely to the extent such Company Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date. On the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds all such unpaid Company Expenses.

(b)          No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all Parent Expenses incurred by or on behalf of Parent (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such Parent Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date. On the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds all such unpaid Parent Expenses.

Section 3.04         Appraisal Rights.

(a)         Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the First Effective Time and that are held by Company Holders who shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Aggregate Transaction Consideration unless and until such Company Holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Holder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the applicable Aggregate Transaction Consideration, without any interest thereon.

(b)       Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal rights received by the Company in writing and any withdrawals of such demands made in writing, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), make any payment with respect to any demands for appraisal rights or offer to settle or settle any such demands.

Section 3.05        Conversion of Securities for Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, Merger Sub II, the First Surviving Company or the holders of any of the following securities:

(a)        each share of First Surviving Company Common Stock issued and outstanding immediately prior to the Second Effective Time shall automatically be cancelled and shall cease to exist as of the Second Effective Time; and

(b)          each limited liability company interest of Merger Sub II outstanding immediately prior to the Second Effective Time shall not be affected and shall remain outstanding as a limited liability company interest of the Second Surviving Company, and Parent shall continue as the sole member of the Second Surviving Company.

Section 3.06       Withholding. Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule delivered by the Company in connection with this Agreement, the Company hereby represents and warrants to Parent as follows:

Section 4.01         Organization and Qualification; Subsidiaries.

(a)          The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate have a Company Material Adverse Effect.

(b)         Each Company Subsidiary is an entity, duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (to the extent the applicable jurisdiction recognizes such concept) and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)        A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or formation, as applicable, of each Company Subsidiary and the number of shares and percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(c) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. Except with respect to the Company Subsidiaries, the Company does not directly or indirectly own (nor is party to any agreement or arrangement to own or acquire) any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any corporation, partnership, joint venture or business association or other entity.

Section 4.02         Organizational Documents. The Company has made available to Parent complete and correct copies of the Company Organizational Documents and the organizational documents of each Company Subsidiary, each as amended to date. Such organizational documents are in full force and effect and neither the Company nor any Company Subsidiary is in material violation of any provision thereunder.

Section 4.03         Capitalization.

(a)          Section 4.03(a) of the Company Disclosure Schedule sets forth a true and complete list of each class and series of the Equity Interests issued and outstanding in the Company as of December 31, 2022. The legal and beneficial interests in all such Equity Interests are held by the holders thereof, free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Company Organizational Documents. All such Equity Interests (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) have been offered, sold and issued in compliance in all material respects with applicable securities Laws and other applicable Law, (iii) were not issued in violation of the Company Organizational Documents and (iv) were not issued in, and are not in, violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person.

(b)          All Company Options and Restricted Stock Unit Awards are evidenced by award agreements in substantially the forms previously made available to Parent, and no Company Option or Restricted Stock Unit Award is subject to terms that are materially different from those set forth in such forms.  Each Company Option and each Restricted Stock Unit Award was validly issued and properly approved by, the Company Board (or appropriate committee thereof).

(c)          Except as set forth on Section 4.03(c) of the Company Disclosure Schedule, there are no options, restricted stock, phantom stock, preemptive rights, warrants, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Company Subsidiary. Except as set forth on Section 4.03(c) of the Company Disclosure Schedule, other than the awards granted under the Company Option Plan, neither the Company nor any Company Subsidiary has granted any equity appreciation rights, profit interests or profit participation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based on the value or price of, any Equity Interests in the Company or any Company Subsidiary.

(d)          There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e)          Section 4.03(e) of the Company Disclosure Schedule sets forth a list of all indebtedness for borrowed money in an amount greater than $500,000 of the Company and each Company Subsidiary as of the date of this Agreement, including the initial principal amount of such indebtedness, the outstanding principal balance as of the date of this Agreement and the debtor and the creditor thereof.

Section 4.04         Authority Relative to this Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which it is a party thereto and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, in each case, subject to the consents, approvals, authorizations and other requirements described in Section 4.05 and the adoption of this Agreement by holders of a majority of the voting power represented by all outstanding shares of Company Common Stock (the “Company Requisite Approvals”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by the Company Board and, upon receipt of the Company Requisite Approval, no other corporate proceedings on the part of the Company or the Company Holders are necessary to authorize the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Company Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other Party, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general equitable principles, whether considered in a proceeding at law or equity (together, (a) and (b), the “Remedies Exceptions”). Each Transaction Document to be executed by the Company at or prior to the Closing will be, when executed and delivered by the Company, duly and validly executed and delivered and, assuming due authorization and execution by each other Party thereto and the consummation of the Closing, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to any applicable Remedies Exception. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the transactions contemplated hereby.

Section 4.05          No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement or any other Transaction Document (to which the Company is or will be a party) by the Company does not, and subject to receipt of the consents, approvals, authorizations or permits, filings, registrations and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b), and assuming all other required filings, waivers, approvals, consents, authorizations, registrations and notices disclosed in Section 4.05(b) of the Company Disclosure Schedule have been made, obtained or given, the performance of this Agreement or any other Transaction Document (to which the Company is or will be a party) by the Company, will not (i) conflict with, result in a breach or default of any provision of, or violate, the Company Organizational Documents or the organizational documents of any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of consent, notice, termination, amendment, acceleration or cancellation of (other than pursuant to any Plan), or result in the creation of a material Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any contract to which the Company or any Company Subsidiary is a party or by which their respective assets are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)        The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization, registration or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, board, bureau, ministry, institute, instrumentality or commission or any court, tribunal (including employment tribunal), or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, or (ii) where the failure to obtain such consents, approvals, authorizations, registrations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.06         Permits; Compliance. Except as set forth in Section 4.06 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries (i) is and has been in compliance in all material respects with any and all Laws applicable to the Company and the Company Subsidiaries or its business, properties or assets, except for failures to comply or violations which would not be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or reasonably expected to materially interfere with the Transactions (including the Mergers), and (ii) is in possession of all permits necessary for the Company or such Company Subsidiary, as applicable to own, lease and operate its properties (including the Leased Real Properties) or carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permit would not be materially adverse to the Company and the Company Subsidiaries, taken as a whole, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Since January 1, 2020, (x) neither the Company nor any Company Subsidiary has been sanctioned, fined or penalized for any violation of or failure to comply with any applicable Law, (y) neither the Company nor any Company Subsidiary is, or has been, in conflict with, or in default, breach or violation of, any Company Permit and (z) neither the Company nor any Company Subsidiary has received inspection, report, notice of adverse finding, warning letter, resolution, writ, untitled letter or other correspondence with or from any Governmental Authority alleging or asserting non-compliance with applicable Laws or any Company Permit by the Company or any of the Company Subsidiaries, except, with respect to clauses (x), (y) and (z), for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.07         Financial Statements.

(a)       The Company has made available to Parent, and attached as Section 4.07(a) of the Company Disclosure Schedule, true and complete copies of the (i) consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2021, and December 31, 2022 (the balance sheet as of December 31, 2022, the “Reference Balance Sheet”), and the related consolidated statement of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended, audited in accordance with the auditing standards of the PCAOB, together with an unqualified (except with respect to material weaknesses) audit report thereon from the auditor (collectively, the “PCAOB Audited Financial Statements”) and (ii) Q1 Financials and Q2 Financials (if delivered pursuant to Section 7.15); it being understood that this Section 4.07(a) shall only apply with respect to the Q1 Financials and the Q2 Financials, respectively as of the date such financial statements are delivered pursuant to Section 7.15 and the Company shall have the right to attach such financial statements to Section 4.07(a) of the Company Disclosure Schedule as of such time (the “Unaudited Financial Statements” and, together with the PCAOB Audited Financial Statements, the “Company Financials”). The Company Financials (including the notes thereto) (i) were prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated, (in the case of the Unaudited Financial Statements, except as may be indicated in the notes thereto), (ii) fairly present (as applicable), in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and (iii) solely with respect to the PCAOB Audited Financial Statements, comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(b)         Except as and to the extent set forth on the Reference Balance Sheet or Section 4.07(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of the Reference Balance Sheet (and in any event do not relate to breach of contract, tort or non-compliance with Law) or (ii) such other liabilities and obligations which are not, individually or in the aggregate, expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(c)         The Company has established and maintained a system of internal accounting controls. To the Company’s knowledge such internal accounting controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with US GAAP.

(d)       Neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has identified, been made aware of, or received any written complaint, allegation, assertion or claim that, (i) any significant deficiency or material weakness in Company or any Company Subsidiary’s respective internal accounting controls, (ii) any fraud (whether or not material) that involves the Company’s management or other employees of the Company or any Company Subsidiary who have a role in the preparation of financial statements or internal accounting controls utilized by the Company or any Company Subsidiary or (iii) any claim or allegation regarding any of the foregoing.

Section 4.08         Absence of Certain Changes or Events. Since December 31, 2022, and on and prior to the date of this Agreement, except as otherwise reflected in the PCAOB Audited Financial Statements, as set forth on Section 4.08 of the Company Disclosure Schedule or expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and (b) there has not been a Company Material Adverse Effect.

Section 4.09          Absence of Litigation. Except as set forth on Section 4.09 of the Company Disclosure Schedule or would not be material to the Company and the Company Subsidiaries, taken as a whole, as of the date hereof, there is no litigation, Proceeding, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination, assessment or award of any Governmental Authority.

Section 4.10        Employee Benefit Plans.

(a)         Section 4.10(a) of the Company Disclosure Schedule includes a true and complete list of, as of the date of this Agreement, all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction) (other than offer letters for at-will employment without an obligation to pay severance or post-employment benefits) that are maintained, contributed to, required to be contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, consultant and/or other service provider, or under which the Company or any Company Subsidiary has had or would reasonably be expected to incur any material Liability (contingent or otherwise) (collectively, the “Plans”).

(b)        With respect to each Plan required to be set forth on Section 4.10(a) of the Company Disclosure Schedule, the Company has made available to Parent, as applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each insurance contract, trust agreement or other funding agreement or arrangement (including all amendments thereto), (ii) copies of the most recent scheme booklet, summary plan description and any summaries of material modifications, (iii) copies of the most recent Internal Revenue Service (“IRS”) Form 5500 annual reports and accompanying schedules or other most recent annual reports filed with any Governmental Authority and all schedules thereto, (iv) copies of the most recently received IRS determination or opinion letter for each such Plan and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years.

(c)          None of the Company or any ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within six (6) years prior to the Closing Date contributed to or had an obligation to contribute to, or has or has had any Liability (contingent or otherwise) under, and no Plan is or was within the past six (6) years, (i) a Multiemployer Plan, (ii) a plan subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.  For purposes of this Agreement, “ERISA Affiliate” shall mean, with respect to the Company, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

(d)          None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide, retiree medical or life insurance to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state Law or for which the recipient pays the full cost of coverage.

(e)          Each Plan was established and has been adopted and administered in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and the Company Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan.

(f)          No non-exempt “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code with respect to any Plan that is reasonably expected to result in material Liability to the Company. None of the Company or any Company Subsidiary or, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan.

(g)          No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan or the assets of any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action. To the Company’s knowledge no Plan is, or in the last three (3) has been, the subject of an examination or audit by any Governmental Authority or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(h)          Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or is a prototype plan that is subject to a favorable opinion letter from the IRS, in either case upon which the Company can rely, and to the Company’s knowledge nothing has occurred that has, or would reasonably be expected to, adversely affect the qualified status of any such Plan or the exempt status of any related trust.

(i)           All contributions, distributions, premiums or payments required to be made with respect to any Plan pursuant to their terms and provisions or pursuant to applicable Law have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries to the extent required by, and in accordance with, US GAAP, except as would not result in material Liability to the Company or any Company Subsidiary.

(j)          Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event: (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former employee, officer, director, consultant and/or other service provider of the Company or any Company Subsidiary under any Plan or otherwise, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, officer, director, consultant and/or other service provider of the Company or any Company Subsidiary under any Plan or otherwise, (iii) result in the acceleration of the time of payment, or trigger any funding or vesting of any benefits to any current or former employee, officer, director, consultant and/or other service provider of the Company or any Company Subsidiary under any Plan or otherwise, (iv) result in any payments or benefits that, individually or in combination with any other payment or benefit, could result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code or (v) limit the right to merge, amend or terminate any Plan. No amount that could be received by any “disqualified individual” of the Company under any Plan or otherwise as a result of any Transaction contemplated by this Agreement, could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(k)         Neither the Company nor any Company Subsidiary has a material obligation to indemnify, “gross up,” compensate, reimburse or make whole any current or former employee, officer, director, consultant and/or other service provider of the Company or any Company Subsidiary for any Taxes, including any Taxes imposed under Section 4999 or Section 409A of the Code.

(l)          Neither the Company nor any Company Subsidiary has incurred any material Liability for any Tax or civil penalty imposed under Chapter 43 of the Code or Sections 409 or 502 of ERISA that has not been satisfied in full.

(m)        Each Plan that constitutes a deferred compensation plan within the meaning of Section 409A of the Code that is subject to Section 409A of the Code has been maintained in all material respects, in form and operation, in accordance with the requirements of Sections 409A of the Code and applicable guidance thereunder.

(n)          Each Plan subject to the Laws of any jurisdiction outside the United States (each, a “Non-U.S. Plan”) (i) has within the past three (3) years been maintained and administered in accordance with its terms and the requirements of all applicable Laws, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, in each case, except as would not result in material liability to the Company or any Company Subsidiary. No Non-U.S. Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), or has any material unfunded or underfunded liabilities.

Section 4.11         Labor and Employment Matters.

(a)          Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, no employee of the Company or any Company Subsidiary is, to the knowledge of the Company, represented by a Union and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement or any other contract or agreement with a Union, nor is there any duty on the part of the Company or any Company Subsidiary to bargain or consult with, or provide notice to, any Union which is representing any employee of the Company or any Company Subsidiary, in connection with the execution of this Agreement or the Transactions. There are and, for the prior three (3) years were, to the knowledge of the Company, no strikes lockouts, work stoppages, slowdowns, threatened unfair labor practice charges, material grievances, material labor arbitrations, picketing, hand billing or other material labor dispute with respect to any employees of the Company or any Company Subsidiaries. There are and, for the prior three (3) years have been, no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the knowledge of the Company, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(b)         Neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, except for any such non-compliance that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Each employee of the Company and each Company Subsidiary and other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date in all material respects.

(c)         Each of the Company and the Company Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “non-exempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted and reported all material amounts required by Law or by agreement to be withheld, remitted and reported with respect to wages, salaries, end of service and retirement funds, superannuation and social security benefits and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business).

(d)         To the knowledge of the Company, (i) no employee or independent contractor of the Company or any Company Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition or related matters; and (ii) the continued employment by the Company and the Company Subsidiaries of their respective employees, and the performance of the contracts with the Company and the Company Subsidiaries by their respective independent contractors, will not result in any such violation, that would, in each case, cause material liability to the Company.

Section 4.12          Real Property; Title to Assets.

(a)          Neither the Company nor any of the Company Subsidiaries owns any real property.

(b)        Section 4.12(b) of the Company Disclosure Schedule lists the street address of each of the Leased Real Properties and also sets forth a list of each lease, sublease, license or other agreement pursuant to which the Company or any Company Subsidiary leases, subleases, licenses or otherwise uses or occupies the Leased Real Property (each, a “Lease”), with the name of each other party thereto and the date of each Lease, and each guaranty, amendment, modification, restatement or supplement thereto (collectively, the “Lease Documents”).

(c)          True and complete copies of all Lease Documents have been made available to Parent.

(d)          Except as set forth in Section 4.12(b) of the Company Disclosure Schedule:

(i)          there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy all or any portion of the Leased Real Property;

(ii)        all Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, against the Company or the Company Subsidiaries, as applicable, and, to the knowledge of the Company, the other parties thereto; and to the Company’s knowledge there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or by the other party to such Leases, except as would reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole; and

(iii)        to the Company’s knowledge, there are no material disputes with respect to any Lease Documents.

(e)          To the Company’s knowledge, there are no contractual, legal restrictions or Actions that preclude or restrict in any material way, or will preclude or restrict in any material way, the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used as of the date of this Agreement.

(f)         The Leased Real Property, and the improvements thereon, to the extent the improvements are owned by the Company, are in good repair and in good condition (ordinary wear and tear excepted), and there are no patent defects or adverse physical conditions other than those that would not reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole.

(g)          In the past two (2) years, there has not been any material interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company currently conducted on the Leased Real Property and the Company has not experienced any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Leased Real Property.

(h)       Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or sub-leasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens (other than Permitted Liens), except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Company’s Leased Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company and is sufficient in all material respects for the continued conduct and operation of such business, consistent with past practice.

Section 4.13         Intellectual Property and Privacy.

(a)          As of the date of this Agreement, Section 4.13(a) of the Company Disclosure Schedule contains a true and complete list of all Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the record owner, jurisdiction in which such item has been issued or filed, filing date, date of issuance, expiration date and registration or application number, and registrar). The Company and the Company Subsidiaries do not own any material unregistered Trademarks. The Company-Owned IP specified in, or required to be specified in, Section 4.13(a) of the Company Disclosure Schedule is subsisting and, to the Company’s knowledge, all registrations of such Company-Owned IP are valid and enforceable.

(b)          The Company or one of the Company Subsidiaries is the sole and exclusive owner of all material Company-Owned IP, free and clear of all Liens (other than Permitted Liens).

(c)          Except as would not reasonably be expected to be material to business of the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have taken commercially reasonable measures to maintain in confidence all Trade Secrets and other Confidential Information constituting Company-Owned IP or otherwise possessed by the Company or any Company Subsidiary in connection with the businesses of the Company and the Company Subsidiaries, including by requiring each Person who has had access to such Trade Secrets and Confidential Information to execute an agreement that requires such Person to maintain the confidentiality of the same and (ii) to the Company’s knowledge, there has been no unauthorized access to or disclosure of any such Trade Secrets or Confidential Information.

(d)          As of the date of this Agreement, there are no Proceedings pending or, to the Company’s knowledge, threatened (including interference, re-examination, inter parties review, reissue, opposition, nullity or cancellation proceedings) (i) contesting the validity, ownership, scope or use of any Company-Owned IP or (ii) against the Company or any Company Subsidiary alleging any infringement, misappropriation or other violation of any Intellectual Property rights of any person. To the knowledge of the Company, (i) neither the operation of the respective businesses of the Company and the Company Subsidiaries, nor the use of the Company-Owned IP by the Company or any Company Subsidiary, infringes, misappropriates or otherwise violates, or has infringed, misappropriated, or otherwise violated, any Intellectual Property of any person and (ii) no person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated, or otherwise violated, any of the Company-Owned IP in any material respect. Neither the Company nor any of the Company Subsidiaries has received from or sent to any Person any written notice alleging any infringement, misappropriation or other violation of, including any invitations to license or desist from using any, Intellectual Property.

(e)        All past and present employees, consultants, independent contractors, management employees, founders or other persons who have created, conceived or developed Intellectual Property for the Company or a Company Subsidiary have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, or such rights have been solely and exclusively assigned to the Company or one of the Company Subsidiaries by operation of law. To the Company’s knowledge, no such person (i) is in violation of any such agreement, (ii) owns any Intellectual Property used by or held for use by for Company or a Company Subsidiary or (iii) has made any claims with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property.

(f)        Except as would not reasonably be expected to be material to the business of the Company and each of the Company Subsidiaries, taken as a whole, the Company and each of the Company Subsidiaries, have complied with the terms of any licenses applicable to any Open Source Software used in any Business IP, including, providing all copyright notices and attributions required by such license agreements. To the Company’s knowledge, none of the Software that constitutes Company-Owned IP is combined with, derived from, distributed with or otherwise provided by or on behalf of the Company or any Company Subsidiary with, any Open Source Software in a manner that that requires such Software constituting Company-Owned IP to be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge.

(g)         Neither the Company nor any Company Subsidiary is bound by any agreement (including any source code escrow agreement) pursuant to which the Company or any Company Subsidiary is obligated to provide, and the Company and the Company Subsidiaries have not provided, any person (other than employees or consultants of the Company involved in the development of Software on behalf of the Company and bound by appropriate confidentiality obligations pertaining thereto), any source code for any material Software that constitutes Company-Owned IP. The consummation of the transactions contemplated by this Agreement or any Transaction Document will not (and no event has occurred that would with or without notice or lapse of time or both) result in (i) the release of any such source code to any Person who is not, as of the date of this Agreement, an employee of the Company or Company Subsidiaries, (ii) any Person having or receiving any license, right, permission, covenant-not-to-sue or other authorization in or to any Company-Owned IP or (iii) to the Company’s knowledge, a material violation of any applicable Privacy Obligations.

(h)        Neither the Company nor any Company Subsidiary is now, or has ever been, a member or promoter of, or a contributor to, any industry standards body, standard setting organization or any similar organization that requires or obligates the Company or the Company Subsidiaries, to grant or offer to any Person any license or right to any Company-Owned IP. None of the Patents of the Company are subject to any contractual obligations to any patent pool that would limit or restrict the licensing or assertion of any Company-Owned IP. No Governmental Authority has any license or other rights in or to any Company-Owned IP.

(i)         The Company and the Company Subsidiaries have each implemented commercially reasonable physical, technical, organizational and administrative data security safeguards consistent with the general practice of entities in the industry in which the Company and the Company Subsidiaries operate designed to protect the security and integrity of the information technology systems used in connection with the operation of business of the Company and Company Subsidiaries (“IT Systems”), including any of any data stored thereon, including where applicable, implementing industry standard procedures designed to prevent unauthorized access and the introduction of any “drop dead device,” “time bomb,” virus, Trojan horse, worm, malware or other software routine or hardware component designed or intended to: (A) disrupt, disable, harm or otherwise impede in any material manner the operation of such IT Systems; or (B) damage or destroy any data or file without the user’s consent (individually, a “Contaminant” and collectively, “Contaminants”). To the Company’s knowledge, there is no Contaminant in any of the IT Systems. The IT Systems have not suffered any material failures or defects that have not been remedied as of the date of this Agreement. To the Company’s knowledge, there have been no material Security Breach of any of the IT Systems, including with respect to any Sensitive Data stored thereon.

(j)          To the Company’s knowledge, (i) the Company and each of the Company Subsidiaries are in material compliance with applicable Privacy Obligations, and (ii) as of the date of this Agreement, no claims are pending or threatened in writing against the Company or any Company Subsidiary alleging a violation of any person’s privacy rights or any Privacy Obligations.

(k)       The Company and each of the Company Subsidiaries have implemented and maintained a written information security program comprising appropriate administrative, physical and technical safeguards (i) that are designed to protect against unauthorized access to or use of or loss of access to the Company and the Company Subsidiaries’ IT Systems and Sensitive Data, and (ii) consistent with the Company and the Company Subsidiaries’ Privacy Obligations. The Company and the Company Subsidiaries use reasonable best efforts to train all employees and agents of and consultants of the Company and the Company Subsidiaries who have access to or Process Personal Information of the Company and the Company Subsidiaries regarding compliance with the Company’s and the Company Subsidiaries’ applicable current written privacy and security policies.

(l)         All IT Systems owned by the Company or any Company Subsidiary are in good working condition except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of the IT Systems and Software and hardware support arrangements.

(m)         To the Company’s knowledge, no person has alleged or given written notice of any Security Breach to the Company or any Company Subsidiary. None of the Company or the Company Subsidiaries have notified, or to the Company’s knowledge, been required by any Governmental Authority or Privacy Obligation to notify, any person of any Security Breach or compromise of Sensitive Data.

Section 4.14         Taxes.

(a)         All income and all other material Tax Returns required to be filed by, or on behalf of, the Company or any Company Subsidiary have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b)        All income and all other material Taxes owed by the Company or any Company Subsidiary or for which the Company or any Company Subsidiary may otherwise be liable (whether or not shown on any Tax Return) have been paid in full, except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with US GAAP.

(c)         The Company and each Company Subsidiary have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld by the Company or Company Subsidiary, as applicable, paid over to the proper Taxing Authority in a timely manner all such material withheld amounts required to have been so paid over, and complied, in all material respects, with all applicable reporting requirements with respect to such Taxes.

(d)          Neither the Company nor any Company Subsidiary has received any written claim from any Taxing Authority for any material unpaid Taxes of the Company or any Company Subsidiary that has not been paid or resolved, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary, in each case that has not been paid or resolved.

(e)         No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of income or other material Taxes or Tax matters is pending, being conducted or has been threatened in writing by any Taxing Authority against the Company or any Company Subsidiary, in each case that has not been resolved.

(f)         Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that the Company or any Company Subsidiary is or may be subject to Tax in such jurisdiction.

(g)        There are no Liens or encumbrances for material Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens described in clause (c) of the definition thereof.

(h)        Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(i)         Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group of which the Company or a Company Subsidiary was the common parent). Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(j)          Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b) or any similar provision of non-U.S. Tax Law.

(k)          The Company has made available to Parent true and complete copies of all material income Tax Returns filed by the Company and any Company Subsidiary for the 2019, 2020 and 2021 tax years.

(l)          Neither the Company nor any Company Subsidiary has within the last two (2) years distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m)        Each of the Company and Company Subsidiaries is, and has been since its formation, classified as set forth on Section 4.14(m) of the Company Disclosure Schedule for U.S. federal income tax purposes.

(n)         Neither the Company nor any Company Subsidiary will be required to include any material amount, or exclude any material item of deduction or loss, from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) or (iii) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Tax Law).

(o)         Neither the Company nor any Company Subsidiary has a permanent establishment in any country other than the country of its organization, or is subject to income Tax in a jurisdiction outside the country of its organization.

Section 4.15         Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has violated in any material way since January 1, 2020, nor is it in material violation of, any applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law and each of the Company and each Company Subsidiary is in compliance with such permits in all material respects; and (e) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation of, or liability under, Environmental Laws, except in each case as would not be material to the Company and the Company Subsidiaries, taken as a whole. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

Section 4.16         Material Contracts.

(a)          Section 4.16(a) of the Company Disclosure Schedule lists the following types of contracts and agreements to which the Company or any Company Subsidiary is a party or by which any of their respective assets is bound (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule (excluding any Plan listed on Section 4.10(a) of the Company Disclosure Schedule) being the “Material Contracts”):

(i)         each contract and agreement with consideration paid to or payable by the Company or any of the Company Subsidiaries of more than $250,000, in the aggregate, over any twelve (12)-month period (other than purchase orders, invoices or statements of work entered into in the ordinary course of business);

(ii)         all contracts or agreements with any employee, consultant or other service provider of the Company or any of the Company Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(iii)        all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $500,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(iv)        any collective bargaining (or similar) contract or agreement between the Company or any of the Company Subsidiaries, on one hand, and any Union, on the other hand;

(v)         all partnership, joint venture or similar agreements;

(vi)        all Current Company Government Contracts or outstanding Company Government Bids;

(vii)       any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to the Company or the Company Subsidiaries;

(viii)     all contracts and agreements related to any material acquisitions or dispositions by the Company or any Company Subsidiary of any assets or business of any Person (whether by merger, sale of stock or assets or otherwise) in the past three (3) years;

(ix)       all contracts and agreements that (A) limit, or purport to limit, the ability of the Company or any Company Subsidiary to enter into, engage or compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses, (B) contain exclusivity or most favored nation terms or covenants or (C) contain minimum supply or purchase terms or requirements, rights of first refusal, first offer or preemptive rights or similar terms;

(x)          all contracts or agreements with any Company Holder or any Affiliate of any Company Holder; and

(xi)        all contracts pursuant to which the Company or the Company Subsidiaries (A) are granted or obtain any right to use any Intellectual Property (other than licenses applicable to Open Source Software and standard form contracts granting rights to use Off-the-Shelf Software) or (B) permit or agree to permit any person, to use, obtain, enforce or register any Company-Owned IP, including any license agreements, coexistence agreements and covenants not to sue, other than, in each case, (x) non-exclusive license grants of Intellectual Property in the ordinary course that are incidental and not material to the Transactions and (y) agreements entered into with employees and contractors in the ordinary course of business pursuant to which such employees or contractors solely and exclusively assign to the Company or any Company Subsidiary their entire right, title and interest in and to Intellectual Property created, conceived or developed on behalf of the Company or the Company Subsidiary.

(b)        (i) Each Material Contract is in full force and effect and a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and, except as would not be material to the Company and its subsidiaries, taken as a whole, (A) neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party, (B) to the Company’s knowledge, no other party is in breach or violation of, or default under, or any notice of termination of, any Material Contract and (C) to the Company’s knowledge, the Company and the Company Subsidiaries have not received any written or oral notice of, claim, breach, termination, non-renewal, material change or default under any such Material Contract. The Company has made available to Parent true and complete copies of all Material Contracts.

Section 4.17         Insurance.

(a)          Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each currently in-force material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), (i) the names of the insurer and the policyholder, (ii) the policy number, (iii) the policy period, coverage line and amount of coverage and (iv) the premium. Copies of the Insurance Policies, which, to the knowledge of the Company, are correct and complete, have been made available to Parent.

(b)          With respect to each Insurance Policy, except as would not be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (i) the Insurance Policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and is in full force and effect; (ii) to the knowledge of the Company, neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the Insurance Policy; (iii) to the knowledge of the Company, no insurer has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) the limits of the Insurance Policy are sufficient to comply with Material Contracts; (v) all premiums due and payable have been timely paid in full; and (vi) no written notice of denial of claim, termination or cancellation has been received by the Company or any Company Subsidiary.

Section 4.18         Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting of the Company Board duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (b) approved and adopted this Agreement and the Transactions and declared their advisability and approved the Transactions, including the Mergers, the Company COI Amendment and the AIM Cancellation, and (c) recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Mergers, the Company COI Amendment and the AIM Cancellation by the Company Holders entitled to vote thereon.

Section 4.19          Certain Business Practices. Since January 1, 2020:

(a)         None of the Company, any Company Subsidiary, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents (in their capacities as such), has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b)         None of the Company, any Company Subsidiary, or, to the knowledge of the Company, any of their respective directors, officers or employees, independent contractors or agents: (i) is or has been a Sanctioned Person; (ii) has directly or knowingly indirectly transacted business with or for the benefit of any Sanctioned Person in violation of applicable Sanctions or otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c)          The operations of the Company and each Company Subsidiary is and has been conducted at all times in material compliance with applicable requirements of the Anti-Money Laundering Laws. No action, suit or proceeding involving the Company or any Company Subsidiary with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened by or before any Governmental Authority. To the extent required under applicable Anti-Money Laundering Laws, the Company and all Company Subsidiaries have maintained a system or systems of internal control reasonably designed to promote compliance with Anti-Money Laundering Laws.

(d)        Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, there are no and there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or, to the knowledge of the Company, any of their respective officers, directors, employees (in their capacities as such) or agents of any Anti-Corruption Laws, Sanctions or Ex-Im Laws.

Section 4.20         Interested Party Transactions. Except as set forth in Section 4.20 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer, manager, stockholder (including the Company Holders) or other affiliate of the Company or any Company Subsidiary, or none of their respective parents, siblings, descendants, spouses or descendants of their spouses, has or has had, directly or indirectly: (a) a beneficial interest in any Material Contract, (b) any contractual or other arrangement with the Company or any Company Subsidiary and (c) any interest in any property, assets or right, tangible or intangible, which is used by the Company or any Company Subsidiary.

Section 4.21         Government Contracts.

(a)         Each Current Company Government Contract is not subject to any Proceedings, other than audits in the ordinary course of business by the Defense Contract Audit Agency, the Defense Contract Management Agency, the Office of Federal Contract Compliance Programs or their non-United States equivalent or their non-United States equivalent.

(b)         The Company and the Company Subsidiaries are, and for the three (3) years preceding the date of this Agreement have been, in compliance with all applicable Laws (including Executive Order 11246) pertaining to the Company Government Contracts and Company Government Bids, except as would not be material to the business of the Company and the Company Subsidiaries, taken as a whole.

(c)         The Company and the Company Subsidiaries are, and for the three (3) years preceding the date of this Agreement have been, in material compliance with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements, of the Company Government Contracts.

(d)         Neither the Company nor any of the Company Subsidiaries is under or identified in any administrative, civil or criminal investigation or indictment, nor is it a party to any administrative or civil litigation, involving alleged false statements, false claims or other misconduct or any other Proceeding, relating to any Company Government Contract or Company Government Bid that has been communicated in writing to the Company or any of the Company’s Subsidiaries.

(e)         Neither the Company, nor, to the knowledge of the Company, any director, officer, employee, consultant or Affiliate of the Company, has been or is suspended, debarred or, to the knowledge of the Company, proposed for suspension or debarment from government contracting. For the three (3) years preceding the date of this Agreement, no Company Government Contract to which the Company or any of the Company’s Subsidiaries is or was a party has been terminated for default and no such termination for default has been threatened.

(f)        Neither the Company nor any of the Company Subsidiaries has an active facility clearance issued pursuant to the National Industrial Security Program Operating Manual nor requires access to U.S. classified information in the performance of any Company Government Contract. Neither the Company nor any of the Company Subsidiaries is in the process of bidding on any such Company Government Contracts or Company Government Bid that requires access to U.S. classified information.

Section 4.22          Brokers. Except as set forth on Section 4.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.23         Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in the Proxy Statement will, at (a) the time the definitive Proxy Statement filed with the SEC, (b) the time the Proxy Statement is mailed to the stockholders of Parent, or, if amended, as of the date of such amendment or (c) the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein (other than with respect to the Registration Statement, in the light of the circumstances under which they are made), not misleading.

Section 4.24         Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), (a) the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of the Company Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company or any of the Company Subsidiaries as conducted after the Closing or with respect to the accuracy or completeness of any other information made available to Parent, its affiliates or any of their respective Representatives by or on behalf of the Company, and any such representations or warranties are expressly disclaimed, and (b) neither the Company nor any of its Affiliates or any of their respective Representatives shall be liable in respect of the accuracy or completeness of any information provided to Parent, its Affiliates or any of their respective Representatives. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes or has been authorized to make, any representation or warranty, whether express or implied, including with respect to any projections, forecasts, estimates or budgets made available to Parent, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I AND MERGER SUB II

Except as set forth in the Parent SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) and the Parent Disclosure Schedule delivered by Parent in connection with this Agreement, Parent, Merger Sub I and Merger Sub II hereby represent and warrant to the Company as follows:

Section 5.01         Corporate Organization.

(a)          Each of Parent and Merger Sub I is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted except where the failure to have such power, authority and governmental approvals would not individually or in the aggregate have a Parent Material Adverse Effect. Merger Sub II is a limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted except where the failure to have such power, authority and governmental approvals would not individually or in the aggregate have a Parent Material Adverse Effect.

(b)        Neither Parent (with the exception of Merger Sub I and Merger Sub II), Merger Sub I nor Merger Sub II directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02         Organizational Documents. Parent, Merger Sub I and Merger Sub II have heretofore furnished to the Company complete and correct copies of the Parent Organizational Documents and the Merger Sub Organizational Documents. Such organizational documents are in full force and effect and neither Parent, Merger Sub I nor Merger Sub II is in material violation of any provision thereunder.

Section 5.03         Capitalization.

(a)         As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 80,000,000 shares of Parent Class A Common Stock, (ii) 20,000,000 shares of Parent Class B Common Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Shares”). As of the date of this Agreement, (i) 458,716 shares of Parent Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 6,325,000 shares of Parent Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of Parent Class A Common Stock or Parent Class B Common Stock are held in the treasury of Parent, (iv) 8,433,333 Public Warrants are issued and outstanding, and (v) 4,706,667 private placement warrants to purchase one (1) share of Parent Class A Common Stock (“Private Placement Warrants”) are issued and outstanding. As of the date of this Agreement, there are no Parent Preferred Shares issued and outstanding. Each Parent Warrant is exercisable for one share of Parent Class A Common Stock at an exercise price of $11.50, subject to the terms of such Parent Warrant and the Parent Warrant Agreement.

(b)         All outstanding shares of Parent Class A Common Stock, Parent Class B Common Stock and Parent Warrants (i) have been duly authorized, validly issued and fully paid, are non-assessable, are not subject to preemptive rights and were issued in compliance in all material respects with applicable Laws and any contract to which Parent is a party governing the issuance of such securities; (ii) are free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Parent Organizational Documents; and (iii) except as set forth in the Sponsor Letter Agreement, are not subject to or in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Parent Organizational Documents or any contract to which Parent is a party or otherwise bound.

(c)          As of the date of this Agreement, except as set forth on Section 5.03(c) of the Parent Disclosure Schedule and except for this Agreement, the Parent Class B Common Stock and the Parent Warrants, Parent has not issued any options, warrants, calls, convertible securities or other rights, agreements, arrangements or commitments relating to the issued or unissued capital stock of Parent, or obligating Parent to issue or sell any shares of capital stock of, or other Equity Interests in, Parent. Parent is not a party to, or otherwise bound by, and Parent has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Letter Agreement and that certain letter agreement, dated as of February 11, 2021, and duly executed by each of Parent and Sponsor, Parent is not a party to any voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of shares of Parent Class A Common Stock, Parent Class B Common Stock or any of the Equity Interests or other securities of Parent.

(d)         As of the date of this Agreement, the authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub I Common Stock”). As of the date hereof, 1,000 shares of Merger Sub I Common Stock are issued and outstanding. All outstanding shares of Merger Sub I Common Stock have been duly authorized, validly issued and fully paid are non-assessable and are not subject to preemptive rights, and are held by Parent free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents. All outstanding limited liability company interests of Merger Sub II have been duly authorized, validly issued and fully paid are non-assessable and are not subject to preemptive rights, and are held by Parent free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(e)         Except as contemplated by this Agreement, neither Merger Sub I nor Merger Sub II has issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or limited liability company interests of Merger Sub I or Merger Sub II, as applicable, or obligating Merger Sub I or Merger Sub II to issue or sell any Equity Interests in Merger Sub I or Merger Sub II. Neither Merger Sub I nor Merger Sub II is a party to, or otherwise bound by, and neither Merger Sub I nor Merger Sub II has granted, any equity appreciation rights, participations, phantom equity or similar rights. Neither Merger Sub I nor Merger Sub II is a party to any voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of Equity Interests of Merger Sub I or Merger Sub II.

Section 5.04         Authority Relative to This Agreement. Each of Parent, Merger Sub I and Merger Sub II has all necessary corporate and other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the satisfaction of the conditions agreed in this Agreement to consummate the Transactions. The execution and delivery of this Agreement by each of Parent, Merger Sub I and Merger Sub II and the consummation of the Transactions by Parent, Merger Sub I and Merger Sub II have been duly and validly authorized by all necessary action, and no other proceedings on the part of Parent, Merger Sub I and Merger Sub II are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the applicable Transactions, the approval and adoption of this Agreement by the Required Parent Stockholder Approval at the Parent Stockholders’ Meeting). This Agreement has been duly and validly executed and delivered by Parent, Merger Sub I and Merger Sub II and, assuming due authorization and execution by each other Party, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub I Merger Sub II, enforceable against Parent, Merger Sub I and Merger Sub II, as applicable, in accordance with its terms, subject to the Remedies Exceptions. Each Ancillary Agreement to be executed by Parent, Merger Sub I and/or Merger Sub II at or prior to the Closing will be, when executed and delivered by Parent, Merger Sub I and/or Merger Sub II, duly and validly executed and delivered by Parent, Merger Sub I and Merger Sub II and, assuming due authorization and execution by each other Party thereto and the consummation of the Closing, will constitute a valid and binding obligation of each of Parent, Merger Sub I and Merger Sub II, enforceable against Parent, Merger Sub I and Merger Sub II, as applicable, in accordance with its terms, subject to any applicable Remedies Exception.

Section 5.05         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement or any other Transaction Document (to which Parent is or will be a party) by each of Parent, Merger Sub I and Merger Sub II does not, and subject to receipt of the filing and recordation of appropriate merger documents or other documents as required by the DGCL, and the performance of this Agreement by each of Parent, Merger Sub I and Merger Sub II will not, (i) conflict with or violate the Parent Organizational Documents or the Merger Sub Organizational Documents, as applicable, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.04 and Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to Parent, Merger Sub I or Merger Sub II or by which any of its property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or give rise to a right of payment of any fee, penalty, benefit or other amount under, or result in the creation of a material Lien on any property or asset of Parent, Merger Sub I or Merger Sub II pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, Merger Sub I or Merger Sub II is a party or by which Parent, Merger Sub I, Merger Sub II or any of their respective property or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)          The execution and delivery of this Agreement by Parent, Merger Sub I and Merger Sub II does not, and the performance of this Agreement by Parent, Merger Sub I and Merger Sub II will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority with respect to Parent, Merger Sub I and Merger Sub II, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act and filing and recordation of appropriate merger documents as required by the DGCL, (ii) approval of the stockholders of Parent and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.06         Compliance. Parent (i) is not in conflict with, or in default, breach or violation of any Law applicable to it or by which any of its property or assets are bound or affected and (ii) is in possession of all material permits necessary for Parent to own, lease and operate its properties or to carry on its business as it is now being conducted, except, with respect to clauses (i) and (ii) above, for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.07         SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)        Except as set forth on Section 5.07(a) of the Parent Disclosure Schedule, Parent has timely filed all prospectuses, registration statements, forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since formation, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC subsequent to the date of this Agreement through the Closing Date (collectively, the “Additional Parent SEC Reports”), pursuant to the Exchange Act or the Securities Act. Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. As of their respective dates, (i) the Parent SEC Reports were, and the Additional Parent SEC Reports will be, in compliance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder and (ii) the Parent SEC Reports did not, at the time they were filed, or, if amended, as of the date of such amendment, and the Additional Parent SEC Reports will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Parent SEC Report or Additional Parent SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Parent SEC Report or Additional Parent SEC Report. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)         Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports or Additional Parent SEC Reports (i) was or will be prepared in accordance with US GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC); (ii) complied or will comply, as applicable, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof; and (iii) fairly presents or will fairly present, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

(c)        Except as and to the extent set forth in the Parent SEC Reports, Parent does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for liabilities and obligations arising in the ordinary course of business of Parent.

(d)        Except as set forth on Schedule 5.07(d) of the Parent Disclosure Schedule, Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Stock Exchange.

(e)         Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Parent’s filing with the SEC and the other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Since February 11, 2021, Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with US GAAP.

(f)         There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent, and Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g)          Neither Parent (including any employee thereof) nor, to the knowledge of Parent, any of its independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(h)        As of the date hereof, there are no outstanding comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(i)          Notwithstanding the foregoing, none of the representations and warranties of Parent set forth herein shall apply to any statement or information in the Parent SEC Reports or in any filing made by Parent in connection with the Transactions that relates to changes to historical accounting policies of Parent in connection with any order, directive, guideline, comment or recommendation from the SEC or Parent’s auditor or accountant that is applicable to Parent (collectively, the “SEC Guidance”), nor shall any correction, revision, amendment or restatement of Parent’s financial statements due to the SEC Guidance result in a breach of any representation or warranty by Parent.

Section 5.08         Business Activities; Absence of Certain Changes or Events.

(a)       Since its formation, Parent has not conducted any business activities other than other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a Business Combination (as defined in the Parent Organizational Documents) or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in the Parent Organizational Documents, there is no agreement, commitment or order binding upon Parent or to which Parent is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing other than such effects which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)         Each of Merger Sub I and Merger Sub II was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than (i) as contemplated by its organizational documents and this Agreement, and (ii) those that are administrative, ministerial or otherwise immaterial in nature. There is no agreement, commitment or order binding upon Merger Sub I or Merger Sub II or to which Merger Sub I or Merger Sub II is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub I or Merger Sub II or the conduct of business by Merger Sub I or Merger Sub II as currently conducted or as contemplated to be conducted as of the Closing other than such effects which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c)         Since its formation, except as expressly contemplated by this Agreement, (i) Parent has conducted its business in all material respects in the ordinary course of business, and (ii) there has not been a Parent Material Adverse Effect to the date of this Agreement.

Section 5.09         Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any property or asset of Parent, before any Governmental Authority. Neither Parent nor any of its properties or assets is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority. As of the date of this Agreement, there is no Action by Parent against any other Person.

Section 5.10         Material Contracts.

(a)          The Parent SEC Reports include true, correct and complete copies of each “material contract” (as such term is defined in Item 601(b)(10) or Regulation S-K) to which Parent is a party (each, a “Parent Material Contract” and, collectively, the “Parent Material Contracts”). (i) Each Parent Material Contract is a legal, valid and binding obligation of Parent and, to the knowledge of Parent and the other parties thereto, Parent is not in breach or violation of, or default under, any Parent Material Contract nor has any Parent Material Contract been canceled by the other party; (ii) to Parent’s knowledge, no other party is in breach or violation of, or default under, any Parent Material Contract; and (iii) Parent has not received any written, or to the knowledge of Parent, oral claim of default under any such Parent Material Contract, except for, with respect to clauses (i), (ii) and (iii), any such conflicts, violations, breaches, defaults or other occurrences which would not be material to Parent.

(b)         No party to a Parent Material Contract has given written notice of or, to the knowledge of Parent, threatened (i) any potential exercise of termination rights with respect to any Parent Material Contract or (ii) any non-renewal or modification of any Parent Material Contract, in each case of clauses (i) and (ii), except as would not be material to Parent.

Section 5.11         Board Approval; Vote Required.

(a)         The Parent Board, by resolutions duly adopted by a unanimous vote of those voting at a meeting duly called and held, or by unanimous written consent, and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the stockholders of Parent approve and adopt this Agreement, the Mergers and the other Transactions, and directed that this Agreement, the Mergers and the other Transactions, as applicable, be submitted for consideration by the stockholders of Parent at the Parent Stockholders’ Meeting.

(b)        Other than with respect to the Unbundling Precatory Proposals (as defined below), the only vote of the holders of any class or series of shares of Parent necessary to approve the Transactions is the affirmative vote of holders present (in person or by proxy) at the Parent Stockholders’ Meeting representing a majority of the then-outstanding Parent Shares of such holders present and voting. Approval of the Unbundling Precatory Proposals requires the affirmative vote of (A) holders of a majority of the outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock, voting together as a single class, (B) holders of a majority of the outstanding shares of Parent Class A Common Stock, voting separately as a single class and (C) holders of a majority of the outstanding shares of Parent Class B Common Stock, voting separately as a single class.

(c)         The board of directors of Merger Sub I and board of manager of Merger Sub II, as applicable, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Mergers and the other Transactions are in the best interests of Merger Sub I or Merger Sub II, as applicable, and (ii) approved this Agreement, the Mergers and the other Transactions.

(d)         The only vote of the holders of any class or series of capital stock of Merger Sub I necessary to approve this Agreement, the Mergers and the Transactions is the affirmative vote of the sole stockholder of Merger Sub I. The only vote of the holders of any class or series of limited liability company interests of Merger Sub II necessary to approve this Agreement, the Merger and the Transactions is the affirmative vote of the sole member of Merger Sub II.

Section 5.12         Brokers. Except as set forth on Section 5.12 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub I or Merger Sub II.

Section 5.13         Parent Trust Fund. As of the date of this Agreement, except as set forth on Section 5.13 of the Parent Disclosure Schedule, Parent has no less than $4,500,000 in the trust fund established by Parent for the benefit of Parent and its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are held in cash or invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 11, 2021, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (a) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (b) that would entitle any person (other than stockholders of Parent who shall have elected to redeem their shares of Parent Class A Common Stock pursuant to the Parent Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay any Taxes owed by Parent as a result of assets of Parent or interest or other income earned on the assets of Parent and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the Parent Organizational Documents. To the knowledge of Parent, as of the date of this Agreement, following the Closing, no stockholder of Parent is entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of Parent, threatened in writing with respect to the Trust Account. Prior to consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Parent as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Parent due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (A) to stockholders of Parent who shall have exercised their Redemption Rights, (B) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (C) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its efforts to effect the Transactions.

Section 5.14         Employees.

(a)          Other than any officers as described in the Parent SEC Reports, Parent has never had any employees and has never engaged or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee, contractor, officer or director. Parent has never maintained, sponsored or contributed to and does not currently maintain, sponsor or contribute, and is not reasonably expected to incur any material liability (contingent or otherwise) with respect to, to any Employee Benefit Plan.

(b)          Neither Merger Sub I nor Merger Sub II has any employees on its payroll, or has retained any contractors, other than consultants and advisors in the ordinary course of business. Neither Merger Sub I nor Merger Sub II has any unsatisfied material liability with respect to any officer or director. Merger Sub I nor Merger Sub II has never and do not currently maintain, sponsor or contribute to any Employee Benefit Plan.

Section 5.15         Taxes.

(a)        All income and all other material Tax Returns required to be filed by, or on behalf of, Parent have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b)         All income and all other material Taxes owed by Parent for which Parent may otherwise be liable (whether or not shown on any Tax Return) have been paid in full, except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with US GAAP.

(c)          Parent has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld by Parent, paid over to the proper Taxing Authority in a timely manner all such material withheld amounts required to have been so paid over, and complied, in all material respects, with all applicable reporting requirements with respect to such Taxes.

(d)        Parent has not received any written claim from any Taxing Authority for any material unpaid Taxes of Parent that has not been paid or resolved, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any Taxes or Tax Returns of Parent, in each case that has not been paid or resolved.

(e)         No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been threatened in writing by any Taxing Authority against Parent, in each case that has not been resolved.

(f)          Parent has not received written notice of any claim from a Taxing Authority in a jurisdiction in which Parent does not file Tax Returns stating that Parent is or may be subject to Tax in such jurisdiction.

(g)        There are no Liens or encumbrances for material Taxes upon any of the assets of Parent except for Permitted Liens described in clause (c) of the definition thereof.

(h)        Parent is not a party to, is not bound by or does not have an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(i)          Parent has not been a member of an affiliated group filing a consolidated, combined or unitary Tax Return. Parent has no material liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(j)        Parent has not engaged in or entered into a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b) or any similar provision of non-U.S. Tax Law.

(k)         Parent will not be required to include any material amount, or exclude any material item of deduction or loss, from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) or (iii) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Tax Law).

(l)         For U.S. federal income tax purposes, Merger Sub II is, and has all times since its formation been, disregarded as an entity separate from Parent, and no election has been filed or made to change such classification for U.S. federal income tax purposes.

(m)        Parent does not have a permanent establishment in any country other than the country of its organization, and is not subject to income Tax in a jurisdiction outside the country of its organization.

(n)        Parent has not taken or agreed to take any action not contemplated by this Agreement and/or any other Transaction Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment. To the knowledge of Parent, no facts or circumstances exist that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

Section 5.16        Registration and Listing. As of the date of this Agreement, except as set forth on Section 5.16 of the Parent Disclosure Schedule, (a) the issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Stock Market under the symbol “RCLFU”, (b) the issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Stock Market under the symbol “RCLF”, (c) the issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Stock Market under the symbol “RCLFW” and (d) there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent by the Nasdaq Stock Market or the SEC with respect to any intention by such entity to deregister the Parent Units, Parent Class A Common Stock or Parent Warrants, or terminate the listing of such securities of Parent on the Nasdaq Stock Market. Other than as contemplated by the Transactions, none of Parent or any of its affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Common Stock, or the Parent Warrants under the Exchange Act.

Section 5.17        Transactions with Affiliates. As of the date of this Agreement, Section 5.17 of the Parent Disclosure Schedule sets forth all contracts between (a) Parent, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Parent or the Sponsor, on the other hand (each Person identified in this clause (b), a “Parent Related Party”), other than (i) contracts with respect to a Parent Related Party’s employment with, or the provision of services to, Parent entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) contracts entered into after the date of this Agreement that are either permitted pursuant to Section 7.02 or entered into in accordance with Section 6.02. As of the date of this Agreement, no Parent Related Party (A) owns any interest in any material asset or property used in the business of Parent, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, vendor, partner, customer, lessor or other material business relation of Parent or (C) owes any material amount to, or is owed any material amount by, Parent (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to a transaction entered into after the date of this Agreement that is either permitted pursuant to Section 6.02 or entered into in accordance with Section 6.02). All contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.17 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 5.17).

Section 5.18         Parent’s Investigation and Reliance. Parent is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Parent together with expert advisors, including legal counsel, that it has engaged for such purpose. Parent and its Representatives have been provided access to the Representatives, properties, offices and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Parent is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company, any Company Subsidiary or any of their respective Representatives or any other person, except as set forth in Article IV (as modified by the Company Disclosure Schedule), Article V, any Transaction Document or in any certificate delivered by the Company hereunder or pursuant to any other Transaction Document. Parent acknowledges that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

Section 5.19         Exclusivity of Representations. Except as otherwise expressly provided in this Article V (as modified by the Parent Disclosure Schedule), Parent, Merger Sub I and Merger Sub II hereby expressly disclaim and negate any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Parent, Merger Sub I, Merger Sub II, their respective affiliates and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of its Representatives by, or on behalf of, Parent, Merger Sub I and Merger Sub II, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or in any certificate delivered by Parent pursuant to this Agreement, Parent has not made any representation or warranty, whether express or implied, including with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company their respective affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

 ARTICLE VI

CONDUCT OF BUSINESS PENDING THE CLOSING

Section 6.01         Conduct of Business by the Company Pending the Mergers.

(a)        The Company agrees that, between the date of this Agreement and the First Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including in connection with entering into various Subscription Agreements and consummating the Private Placements), (2) set forth in Section 6.01(a) of the Company Disclosure Schedule or (3) required by applicable Law or other directive by a Governmental Authority, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed); provided that, if Parent fails to respond to a request from the Company for consent required pursuant to this Section 6.01(a) within five (5) Business Days after receipt of such request, Parent’s approval shall be deemed granted: (i) the Company shall and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business; and (ii) the Company shall, and shall cause each Company Subsidiary to, use its reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company and the Company Subsidiaries and to preserve the current material relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations (provided, however, that no action by the Company or any of the Company Subsidiaries, as applicable, with respect to matters specifically addressed by any provision of Section 6.01(b) shall be deemed a breach of the foregoing unless such action would constitute a breach of such provision of Section 6.01(b)).

(b)        By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including in connection with entering into various Subscription Agreements and consummating the Private Placements), (2) set forth in Section 6.01(b) of the Company Disclosure Schedule and (3) required by applicable Law or other directive by a Governmental Authority, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the First Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed); provided that, if Parent fails to respond to a request from the Company for consent required pursuant to this Section 6.01(b) within five (5) Business Days after receipt of such request, Parent’s approval shall be deemed granted:

(i)        make any change in or amendment to its certificate of incorporation or bylaws or equivalent organizational documents that would be adverse to Parent;

(ii)        Except for the issuance of the Company Common Stock in the Private Placements, issue, sell, pledge, dispose of, grant or encumber, create a Lien upon or authorize the issuance, sale, pledge, disposition or grant of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests (including any phantom interest), of the Company or any Company Subsidiary; provided that none of (1) the exercise of any Company Options in accordance with the terms of the Company Option Plan or (2) the grants of Company Options as set forth on Section 6.01 of the Company Disclosure Schedule shall require the consent of Parent; or (B) any material assets of the Company or any Company Subsidiary;

(iii)        form any subsidiary or acquire any Equity Interest or other interest in any other entity or enter into any joint venture with any other entity;

(iv)      except for transactions solely among the Company and the Company Subsidiaries, (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares (including a bonus issue), property or otherwise, with respect to any of its Equity Interests or (B) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(v)        (A) acquire or authorize the acquisition of (including by merger, consolidation or acquisition of stock or substantially all of the assets or any other business combination) any assets or any corporation, partnership, other business organization or any division thereof; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets; provided that the Company shall be allowed to enter into debt financing at its sole discretion in connection with the Transactions (except as would reasonably be expected to prevent or materially delay or materially impair the consummation of the Mergers) or (C) merge, consolidate, combine or amalgamate with any person;

(vi)        except in the ordinary course of business consistent with past practice (measured by the applicable jurisdiction) or as required by applicable Law or as required by any Plan in effect as of the date hereof and made available to the Parent prior to the date hereof: (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer or employee of the Company or any Company Subsidiary; provided that the Company (or a Company Subsidiary, as applicable) may grant increases in cash compensation to current employees not to exceed (x) $100,000 for any individual employee and (y) $500,000 in the aggregate for all employees, (B) enter into any new, modify, terminate or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former director, officer, employee or consultant of the Company or any Company Subsidiary receiving total compensation in excess of $250,000 per annum, (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, (D) negotiate, enter into, amend, establish or become obligated under any collective bargaining agreement, collective agreement or other contract or agreement with a Union or (E) waive or fail to enforce any restrictive covenant;

(vii)       adopt, modify, amend, enter into and/or terminate any material Plan or any material benefit or compensation plan, policy, program or agreement that would be a Plan if in effect as of the date of this Agreement, except as may be required by applicable Law, is necessary in order to consummate the Transactions, is deemed by the Company to be in the best interest of the Company or any Company Subsidiary, or for health and welfare plan renewals in the ordinary course of business;

(viii)      materially amend the accounting policies or procedures other than as required by US GAAP;

(ix)        (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make (inconsistent with past practice), change or rescind any material election relating to Taxes, (D) settle or compromise any material Tax audit, assessment, claim or other proceeding, (E) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (which this (E) does not include any agreement not primarily related to Taxes), (F) surrender any right to claim a refund of material Taxes or (G) consent to any extension or waiver of the statute of limitations period applicable to any claim or assessment in respect of material Taxes;

(x)        enter into any contract or agreement which would have constituted a Material Contract had such contract or agreement been in effect on the date hereof or amend, modify or consent to the termination of any Material Contract or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder;

(xi)        sell, pledge or encumber, or permit to lapse or to be abandoned, invalidated, dedicated to the public, disclaimed, or otherwise dispose of, any material item of Company-Owned IP, other than in the ordinary course of business and the release, publication or licensing of source code as open source software;

(xii)      waive, release, assign, settle or compromise any Proceeding or Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $1,000,000 in the aggregate;

(xiii)     create or incur any Lien material to the Company or any Company Subsidiary other than Permitted Liens or Liens incurred in the ordinary course of business;

(xiv)      make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any Company Subsidiary) that exceed $1,000,000 in the aggregate at any time outstanding;

(xv)       make or commit to make capital expenditures other than in an amount not in excess of the amounts set forth on Section 6.01(b)(xv) of the Company Disclosure Schedule;

(xvi)      take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of the Company or any Company Subsidiary;

(xvii)     enter into any new line of business or discontinue any line of business or any material portion thereof;

(xviii)    enter into or amend any agreement, contract or commitment, or take any other action, including with respect to the Subscription Agreements or any  amendment, replacement, supplement, modification, consent or waiver thereto that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Mergers; or

(xix)      enter into any contract or otherwise make a binding commitment to do any of the foregoing.

(c)         Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent would be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Parent, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date.

Section 6.02         Conduct of Business by Parent, Merger Sub I and Merger Sub II Pending the Mergers. Except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.02 of the Parent Disclosure Schedule and (3) as required by applicable Law or other directive by a Governmental Authority, Parent agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the First Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed); provided that, if the Company fails to respond to a request from Parent for consent required pursuant to this Section 6.02 within five (5) Business Days after receipt of such request, the Company’s approval shall be deemed granted, the business of Parent shall be conducted in the ordinary course of business. By way of amplification and not limitation, except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.02 of the Parent Disclosure Schedule and  (3) as required by applicable Law or other directive by a Governmental Authority, Parent shall not, between the date of this Agreement and the First Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed); provided that, if the Company fails to respond to a request from Parent for consent required pursuant to this Section 6.02 within five (5) Business Days after receipt of such request, the Company’s approval shall be deemed granted:

(a)          amend or otherwise change the Parent Organizational Documents or form any new subsidiary of Parent;

(b)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(c)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Equity Interests, except for redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(d)          issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Parent, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Parent;

(e)        acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)         incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business, provided that Parent shall be allowed to enter into debt financing in connection with the Transactions with the prior written consent of the Company;

(g)          make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except other than reasonable and usual amendments in the ordinary course of business consistent with past practice or as required by a change (including a change of interpretation or application) in US GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)        (i) amend any material Tax Return, (ii) change any material method of Tax accounting, (iii) make (inconsistent with past practice), change or rescind any material election relating to Taxes, (iv) settle or compromise any material Tax audit, assessment, claim or other proceeding, (v) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (which this (v) does not include any agreement not primarily related to Taxes), (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the statute of limitations period applicable to any claim or assessment in respect of material Taxes;

(i)          liquidate, dissolve, reorganize or otherwise wind up the business and operations of Parent;

(j)         engage in any activities or business, other than activities or business (i) in connection with or incident or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Transaction Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(k)       enter into any contract or arrangement with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(l)          amend the Trust Agreement, the Parent Warrants or any other agreement related to the Trust Account;

(m)          hire or engage any employee or consultant, or, except as expressly provided in this Agreement, adopt any Employee Benefit Plan;

(n)          enter into or amend any agreement, contract or commitment, or take any other action, that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Mergers; or

(o)          enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Parent, Merger Sub I or Merger Sub II to obtain consent from the Company to do any of the foregoing if obtaining such consent would reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Parent, Merger Sub I and Merger Sub II prior to the Closing Date. Prior to the Closing Date, each of Parent, Merger Sub I and Merger Sub II shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03         Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not have, and shall not at any time prior to the First Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between or among the Company, on the one hand, and Parent, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby waives any Claim it may have, now or in the future (in each case, however, prior to the consummation of the Transactions) and agrees that it will not seek recourse against the Trust Fund for any reason whatsoever in respect of any Claim; provided, however, that the foregoing waiver will not limit or prohibit the Company from (a) pursuing a claim against Parent pursuant to this Agreement for specific performance or other equitable relief in connection with the Transactions or (b) pursuing any Claims that the Company may have against Parent’s assets or funds that are not held in the Trust Account. In the event that the Company commences any Action or Proceeding against or involving the Trust Fund in violation of the foregoing, Parent shall be entitled to recover from such Party the associated reasonable legal fees and costs in connection with any such Action, in the event Parent prevails in such Action.

 ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01         Proxy Statement; Registration Statement.

(a)        As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare, and Parent shall file with the SEC a proxy statement/prospectus (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Parent relating to the special meeting of Parent’s stockholders (the “Parent Stockholders’ Meeting”) to be held to consider approval and adoption of (A) this Agreement and the Transactions, (B) the issuance of Parent Class A Common Stock as contemplated by this Agreement, (C) the Second Amended & Restated Parent Certificate of Incorporation (and such proposal, including any separate or unbundled proposals as are required to implement the foregoing, collectively, the “Unbundling Precatory Proposals”), (D) the approval and adoption of the Stock Incentive Plan (as defined below) and (E) any other proposals the Parties deem necessary to effectuate the Transactions (collectively, the “Parent Proposals”) and (ii) Parent and the Company shall prepare, and Parent shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Class A Common Stock to be issued to the Company Holders pursuant to this Agreement. The Company shall promptly furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. Parent and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions.

(b)          No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed). Parent and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Class A Common Stock to be issued or issuable to the Company Holders in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c)         Parent represents that the information supplied by Parent for inclusion in the Proxy Statement and the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent and the Company, (iii) the time of the Parent Stockholders’ Meeting, and (iv) the First Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein (other than with respect to the Registration Statement, in the light of the circumstances under which they were made) not misleading. If, at any time prior to the First Effective Time, any event or circumstance relating to Parent, Merger Sub I, Merger Sub II, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Mergers or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)         The Company represents that the information supplied by the Company for inclusion in the Proxy Statement and the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent and the Company, (iii) the time of the Parent Stockholders’ Meeting, and (iv) the First Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein (other than with respect to the Registration Statement, in the light of the circumstances under which they were made) not misleading. If, at any time prior to the First Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 7.02         Parent Stockholders’ Meeting; and Merger Sub Stockholders’ Approval.

(a)          Parent shall call and hold the Parent Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Parent Proposals, and Parent shall use its reasonable best efforts to hold the Parent Stockholders’ Meeting as soon as legally permissible and practicable after the date on which the Registration Statement becomes effective. Parent shall use its reasonable best efforts to obtain the approval of the Parent Proposals at the Parent Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Parent Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Parent Board shall recommend to its stockholders that they approve the Parent Proposals and shall include such recommendation in the Proxy Statement (the “Parent Recommendation”). Parent covenants that none of the Parent Board nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of the Parent Board to withdraw or modify, in a manner adverse to the Company, the Parent Recommendation or any other recommendation by the Parent Board of the Parent Proposals (any such action a “Change in Recommendation”).

(b)         Notwithstanding the foregoing, if, at any time prior to obtaining the Required Parent Stockholder Approval, the Parent Board determines in good faith, in response to an Intervening Event, after consultation with its outside legal counsel, that, in light of such Intervening Event, the failure to make a Change in Recommendation would reasonably be expected to result in a breach of its fiduciary duties under applicable Law, the Parent Board may, prior to obtaining the Required Parent Stockholder Approval, make a Change in Recommendation; provided that Parent will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (i) Parent promptly notifies the Company in writing, at least five (5) Business Days prior to taking such action (the “Intervening Event Notice Period”) advising the Company that the Parent Board proposes to take such action and containing the material facts underlying the Parent Board determination that an Intervening Event has occurred (including the rationale therefor), and (ii) following the end of such Intervening Event Notice Period (it being agreed that in the event after the commencement of the Intervening Event Notice Period, there is any material development with respect to an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Intervening Event Notice Period subsequent to the time Parent notifies the Company of any such material revision (it being understood that there may be multiple extensions)), the Parent Board determines in good faith, after consulting with outside legal counsel, that the failure to make a Change in Recommendation would reasonably be expected to result in a breach of the Parent Board’s fiduciary duties under applicable Law. If requested by the Company, Parent and its representatives shall, during the Intervening Event Notice Period, negotiate with the Company in good faith to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation.

(c)         Within one (1) Business Day following the execution of this Agreement, Parent shall approve and adopt this Agreement and approve the Mergers and the other Transactions, as the sole stockholder of Merger Sub I and as the sole member of Merger Sub II.

Section 7.03         Access to Information; Confidentiality.

(a)          From the date of this Agreement until the First Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries to): (i) provide to the other Party (and the other Party’s Representatives) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required to provide access to or disclose information where the access or disclosure would (x) violate any legally binding obligation to a third party with respect to confidentiality, non-disclosure or privacy, (y) jeopardize the protection of attorney-client privilege or (z) contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict, jeopardy or contravention).

(b)        All information obtained by the Parties pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement, dated February 16, 2023 (the “Confidentiality Agreement”), between Parent and the Company, as the same may be further amended or supplemented, the terms of which are incorporated herein by reference.

(c)        Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any Tax advisor as is reasonably necessary regarding the structure and Tax treatment of the Transactions and may disclose to such advisor, as is reasonably necessary, the structure and Tax treatment of the Transactions and all materials (including any Tax analysis) that are provided relating to such structure or treatment, in each case, in accordance with the Confidentiality Agreement.

Section 7.04         Exclusivity.

(a)          From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries and its and their respective Representatives not to, directly or indirectly, (A) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or encourage (including by way of furnishing non-public information) or respond to or facilitate any inquiries, offers or proposals (written or oral) by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any direct or indirect sale or purchase, in a single transaction or a series of related transactions, of any assets of the Company or any of the Company Subsidiaries or any shares, capital stock or other equity securities of the Company or any of the Company Subsidiaries, whether by way of merger, conversion, consolidation, purchase or issuance of equity securities, liquidation, dissolution, initial public offering, tender offer or other similar transaction involving the Company or any of the Company Subsidiaries (an “Alternative Transaction”), other than with the other Parties and their respective Representatives, (B) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, (C) enter into any contract or other arrangement or understanding regarding an Alternative Transaction, (D) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, I approve, endorse or recommend, or propose publicly to approve, endorse or recommend an Alternative Transaction, (E) prepare or take any steps in connection with a public offering of any Equity Interests of the Company or any of the Company Subsidiaries or (F) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Equity Interests of the Company or any of the Company Subsidiaries; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.04(a). The Company shall, and shall cause the Company Subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. If the Company or any of its subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than three (3) Business Days after the Company becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transactions that prohibits such Party from considering such inquiry or proposal and notify Parent of the receipt of an Alternative Transaction including a summary of the material terms and conditions of such Alternative Transaction, unless the Company is bound by a previously executed confidentiality agreement that prohibits such disclosure (in which case, the Company will use reasonable best efforts to seek a waiver of any applicable confidentiality restrictions). Without limiting the foregoing, Company agrees that any violation of the restrictions set forth in this Section 7.04(a) by it or any of the Company Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.04(a) by the Company.

(b)          From and after the date hereof until the First Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, (i) Parent shall not, and shall direct its Representatives acting on its behalf not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage or submit an indication of interest for, any inquiries, proposals or offer to a person (including any financial investor or group of financial investors) concerning any direct or indirect sale or purchase, in a single transaction or a series of related transactions, of any assets of Parent or any capital stock or other equity securities of Parent, whether by way of merger, conversion, consolidation, purchase or issuance of equity securities or other similar transaction (“Parent Acquisition Proposal”), or (B) participate in any negotiations relating to a Parent Acquisition Proposal and (ii) Parent shall, and shall cause its Representatives to, (A) terminate immediately any negotiations with any Person relating to a Parent Acquisition Proposal and (B) promptly advise the Company in writing of any proposal regarding a Parent Acquisition Proposal that it has received (it being understood that Parent shall not be required to inform the Company of the identity of the person making such proposal or the material terms thereof).

Section 7.05          Stock Incentive Plan. Parent shall, prior to the First Effective Time, approve and adopt a new equity incentive plan in the form to be determined by the Company with the consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed) (the “Stock Incentive Plan”) to be effective in connection with the Closing, and which shall provide for an aggregate share reserve thereunder equal to (a) such number of shares of Parent Class A Common Stock sufficient to satisfy all Company Options plus (b) no more than fifteen percent (15%) of Parent’s fully-diluted outstanding stock immediately after the Closing. The Stock Incentive Plan shall also include a customary five percent (5%) evergreen provision.

Section 7.06         Directors’ and Officers’ Indemnification; D&O Tail.

(a)       To the fullest extent permitted under applicable Law, the Parent Organizational Documents shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Organizational Documents and the Parent Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the First Effective Time, were directors, officers, members, managers, employees, fiduciaries or agents of the Company or Parent (each such individual, a “D&O Indemnified Person”), unless such modification shall be required by applicable Law.

(b)       Parent agrees that with respect to the provisions of the Company Organizational Documents or in any other documents relating to indemnification, advancement or expense reimbursement, such provisions shall survive the Transactions, shall, subject to applicable Law, continue in full force and effect from and after the First Effective Time, and shall not be amended, repealed or otherwise modified for a period of six (6) years from the First Effective Time in any manner that would affect adversely the rights thereunder for periods prior to the First Effective Time of a D&O Indemnified Person, unless such modification shall be required by applicable Law. The Company agrees that with respect to the provisions of the constitution, articles, bylaws, limited liability company agreements or other equivalent documents of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall survive the Transactions, shall continue in full force and effect from and after the First Effective Time, and shall not be amended, repealed or otherwise modified for a period of six (6) years from the First Effective Time in any manner that would affect adversely the rights thereunder for periods prior to the First Effective Time of a D&O Indemnified Person, unless such modification shall be required by applicable Law.

(c)          For a period of six (6) years from the First Effective Time and until a final, non-appealable resolution of any such claims pending as of six (6) years from the First Effective Time, Parent agrees that it shall indemnify and hold harmless each present and former director, officer, member, manager, employee, fiduciary and agent of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company would have been permitted under applicable Law or the Company Organizational Documents or in any other documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). To the maximum extent permitted by applicable Law, during such period, Parent shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Company Organizational Documents or other applicable agreements as in effect immediately prior to the First Effective Time.

(d)         Each of Parent and the Second Surviving Company shall purchase (which shall be paid for in full by the Company) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by the Company or Parent as of the Closing with respect to matters occurring prior to the First Effective Time. The D&O Tail shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the policy in effect immediately prior to the First Effective Time for the benefit of the Company’s directors and officers, and shall remain in effect for the six (6)-year period following the Closing.

(e)          If Parent or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any person, then in each such case, proper provisions shall be made so that the successors or assigns of Parent shall assume all of the obligations set forth in this Section 7.06.

Section 7.07         Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any event that such Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.08         Further Action; Reasonable Best Efforts.

(a)        Upon the terms and subject to the conditions of this Agreement, aside from the requirements set forth in Section 7.10, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the others, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as necessary for the consummation of the Transactions and to fulfill the conditions thereto. In case, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)         Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 7.09          Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the applicable securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Parent shall consider such comments in good faith. The Company, on the one hand, and Parent, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any Party) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by the applicable securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders and such other matters as may be reasonably necessary for such press release or filing. Between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Stock Market, each of Parent and the Company shall each use its reasonable best efforts to consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement or any of the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) except to the extent required by applicable Law or stock exchange rules, in which case the disclosing party shall, to the fullest extent permitted by applicable Law, first allow the other Party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith; provided that the foregoing shall not restrict or prohibit the Company from making any announcement to its employees, customers, suppliers and other business relations to the extent the Company reasonably determines in good faith that such announcement is necessary or advisable. Furthermore, nothing contained in this Section 7.09 shall prevent Parent or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their direct or indirect current or prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 7.09.

Section 7.10          Stock Exchange Listing. From the date hereof through the First Effective Time, Parent shall use reasonable best efforts to ensure Parent remains listed as a public company on the Nasdaq Stock Market and shall prepare and submit to the Stock Exchange (which such Stock Exchange shall be mutually agreed (such agreement not to be unreasonably withheld, conditioned or delayed by any Party) between Parent and the Company) a listing application in connection with the transactions contemplated by this Agreement, covering the shares of Parent Class A Common Stock to be issued in connection with the Transactions, and shall use reasonable best efforts to obtain approval for the listing of such shares of Parent Class A Common Stock on the Stock Exchange and the change of Parent’s trading ticker to a ticker to be determined by the Company, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately prior to the First Effective Time, and the Company shall, and shall cause the Company Subsidiaries to, reasonably cooperate with Parent with respect to such listing and change.

Section 7.11         Antitrust.

(a)         To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Parent each (if applicable) shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act; provided that Parent and the Company shall each be responsible for fifty percent (50%) of the filing fee for the notification and report forms filed under the HSR Act. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period (to the extent that early termination is available under the HSR Act at such time); provided for under the HSR Act. For the avoidance of doubt, Parent agrees to take (and cause its Affiliates to take) as promptly as practicable any and all steps or actions and make any and all commitments that may be necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any Governmental Authority, in each case, with competent jurisdiction, so as to enable the Parties to consummate the Transactions as promptly as practicable following the date of this Agreement (and in any event, prior to the Outside Date such that the Parties hereto have sufficient time to consummate the Closing in advance of the Outside Date), including committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale or disposition of such assets or businesses as are required to be divested, terminating, modifying or assigning existing relationships, contracts or obligations of Parent or any of its Affiliates and, from and after the Closing, the Company and the Company Subsidiaries, changing or modifying any course of conduct regarding future operations of Parent or any of its Affiliates and, from and after the Closing, the Company and the Company Subsidiaries, or entering into such other arrangements as are necessary or advisable, in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any order that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby as promptly as practicable.

(b)          Parent and the Company each shall use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.11(b) may be restricted to outside counsel and may be redacted (A) to remove references concerning the valuation of the Company, and (B) as necessary to comply with contractual arrangements.

(c)         No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.12       Trust Account. As of the First Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in the Parent Certificate of Incorporation will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Mergers or otherwise, and no stockholder of Parent shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the First Effective Time, Parent shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and use commercially reasonable efforts to cause the Trustee prior to the First Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Parent (to be held as available cash for immediate use on the balance sheet of Parent, and to be used (a) to pay the Company’s and Parent’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.13          Tax Matters.

(a)          Each of the Parties intends that the Transactions qualify for the Intended U.S. Tax Treatment. No Party shall, and shall not permit or cause any Affiliate to, take (or fail to take) any action or cause any action to be taken (or to fail to be taken) (in each case other than any action provided for or prohibited by this Agreement and/or any other Transaction Document) that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment; provided that the foregoing will not require a material change to the conduct of the business of the Company between the date of this Agreement and the Closing Date. If, in connection with the preparation and filing of the Proxy Statement/Registration Statement, the SEC requires any opinion to be provided in respect of the Tax consequences of or related to the Transactions: (i) to the extent such opinion is with respect to the Intended U.S. Tax Treatment or other Tax consequences of the Transactions to equityholders of the Company, the Company shall use reasonable best efforts to cause such opinion (as so required by the SEC) to be provided, subject to customary assumptions and limitations, by its Tax advisors or counsel, and (ii) to the extent such opinion is with respect to the Tax consequences of the Transactions to equityholders of the Parent and not otherwise not covered in (i), Parent shall use reasonable best efforts to cause such opinion (as so required by the SEC) to be provided, subject to customary assumptions and limitations, by its Tax advisors or counsel. Each of the Parties shall use reasonable best efforts to, and to cause its Affiliates to, cooperate with one another and their respective Tax advisors or counsel in connection with the issuance of an opinion described under this Section 7.13(a), including, upon the reasonable request of any Tax advisors or counsel, using reasonable best efforts to deliver to such Tax advisors or counsel certificates (dated as of the necessary date and signed by an officer of each such Party or its Affiliates) containing such customary representations as are reasonably necessary or appropriate for such Tax advisors or counsel to render such opinion.

(b)        For U.S. federal income Tax purposes, each of Parent, Merger Sub I, Merger Sub II and the Company and their respective Affiliates intend that this Agreement be, and is hereby adopted as, the “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(c)          The Parties shall, and shall cause their respective Affiliates to, prepare and file all Tax Returns consistent with the foregoing provisions of this Section 7.13 and shall not, and shall cause their respective Affiliates to not, take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, in each case unless otherwise required by applicable Law. The Parties hereto shall cooperate with each other and their respective counsel, accountants, and other advisors to document the Tax treatment of transactions contemplated by this Agreement consistently with the Intended U.S. Tax Treatment, and each Party shall use reasonable best efforts to notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the transactions contemplated by this Agreement may not qualify for the Intended U.S. Tax Treatment.

(d)        At or prior to the Closing, the Company shall deliver to Parent a duly executed certificate and notice in compliance with Treasury Regulation Section 1.1445-2(c) and 1.897-2(h), certifying that the Company is not, and has not been at any time during the five (5)-year period ending on the Closing Date, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations thereunder. After the Closing, Parent shall mail the notice referred to above to the Internal Revenue Service within the time frame provided in Treasury Regulation Section 1.897-2(h)(2)(v).

Section 7.14        Stockholder Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any other Transaction Document, the Transactions or any matters relating thereto (collectively, the “Stockholder Litigation”) commenced against, in the case of Parent, Parent or any of its Representatives or, in the case of the Company, the Company, any Company Subsidiary or any of their respective Representatives. Parent and the Company shall each (i) keep the other reasonably informed regarding any Stockholder Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Stockholder Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Stockholder Litigation, (iii) consider in good faith the other’s advice with respect to any such Stockholder Litigation and (iv) reasonably cooperate with each other with respect to any Stockholder Litigation; provided, however, that in no event shall (x) Parent or any of its Representatives settle or compromise any Stockholder Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) or (y) the Company, any Company Subsidiary or any of their respective Representatives settle or compromise any Stockholder Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 7.15         Unaudited Financial Statements; PCAOB Audited Financial Statements. The Company has delivered true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2021, and December 31, 2022, and the PCAOB Audited Financial Statements. The Company shall use its commercially reasonable efforts to deliver to Parent, as soon as reasonably practicable, the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit and cash flow of the Company as of and for the three-month period ended March 31, 2023 (the “Q1 Financials”), together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant. If the First Effective Time has not occurred on or prior to August 9, 2023, the Company shall use its commercially reasonable efforts to deliver to Parent, as soon as reasonably practicable, comparable unaudited financial statements and auditor’s report thereon as of and for the six month period ended June 30, 2022 (the “Q2 Financials”), which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant. The representations and warranties set forth in Section 4.07 shall be deemed to apply to the Q1 Financials and the Q2 Financials with the same force and effect as if made as of the date of this Agreement.

Section 7.16         Company Stockholder Approval.

(a)         As promptly as reasonably practicable (but in any event no later than forty-five (45) days following the date by which the Registration Statement has been declared effective by the SEC (the “SEC Clearance Date”)), the Company shall (x) call and hold a meeting of the Company Holders for the purpose of approving: (i) this Agreement, the other Transaction Documents (to which the Company is or will be a party) and the Transactions (including the Mergers), (ii) the Company COI Amendment, and in each case with respect to clauses (i) and (ii) shall obtain approval from Company Holders holding at least a majority of the Company Common Stock (the “Company Stockholder Transaction Approval”), and (iii) the AIM Cancellation, in such case the Company shall obtain the consent of not less than seventy-five percent (75%) of the votes cast by Company Holders at such meeting in accordance with Rule 41 of the AIM Rules (the “Company Stockholder AIM Consent”); (y) through the Company Board, recommend to its stockholders that they approve the Company Stockholder Transaction Approval and the Company Stockholder AIM Consent (the “Company Board Recommendation”) and (z) include the Company Board Recommendation in the notice of meeting delivered to Company Holders. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation.

(b)          The Company shall (i) as promptly as reasonably practicable after the date hereof, notify the London Stock Exchange in accordance with Rule 41 of the AIM Rules that it wishes to implement the AIM Cancellation, subject to the Company Stockholder AIM Consent, and (ii) at least twenty (20) clear Business Days prior to the Closing Date, inform the London Stock Exchange in accordance with Rule 41 of the AIM Rules that the AIM Cancellation shall become effective on the Closing Date or as soon as practicable thereafter (unless otherwise mutually agreed by the Parties).

Section 7.17         Post-Closing Directors and Officers. Except as otherwise agreed in writing by Parent and the Company prior to the Closing, and conditioned upon occurrence of the Closing, subject to any limitation imposed under applicable Laws and Stock Exchange listing requirements, Parent and the Company shall take all actions necessary or appropriate such that immediately following the Closing:

(a)          the Parent Board shall consist of seven (7) directors, which shall initially include:

(i)          one (1) director nominee to be designated by Sponsor pursuant to written notice to the Company as soon as reasonably practicable following the date of this Agreement and in any event prior to the SEC Clearance Date (subject to the reasonable acceptance of the Company not to be unreasonably withheld, conditioned or delayed); provided that if such nominee (x) is unable for any reason to serve on the Parent Board, a replacement individual shall be selected by Sponsor and (y) following the Closing resigns or for any reason is unable to continue serving on the Parent Board for the remainder of the term of the appointment, a replacement individual shall by selected by the Sponsor to serve the remainder of the term; provided, further, that the Sponsor is a third-party beneficiary of this Section 7.17(a)(i);

(ii)        six (6) director nominees to be designated by the Company pursuant to written notice to Parent as soon as reasonably practicable following the date of this Agreement and in any event prior to the SEC Clearance Date;

(iii)        in each case, who shall serve in such capacity in accordance with the terms of the Parent’s Organizational Documents following the First Effective Time;

(b)        the Parent Board shall have a majority of “independent” directors in accordance with the listing requirements of the Stock Exchange, each of whom shall serve in such capacity in accordance with the terms of the Parent’s Organizational Documents following the First Effective Time; and

(c)          the officers of Parent at the First Effective Time shall be as set forth on Section 7.17(c) of the Company Disclosure Schedule, and such officers shall serve in such capacity in accordance with the terms of Parent’s Organizational Documents and the DGCL.

ARTICLE VIII

CONDITIONS TO THE MERGERS

Section 8.01        Conditions to the Obligations of Each Party. The obligations of the Company, Parent, Merger Sub I and Merger Sub II to consummate the Transactions are, subject to the satisfaction or waiver (where permissible and by the Party for whose benefit such condition exists) at or prior to the Closing, of the following conditions:

(a)         Parent Stockholders’ Approval. The Parent Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Parent in accordance with the Proxy Statement, the DGCL, the Parent Organizational Documents and the rules and regulations of the Nasdaq Stock Market.

(b)         Company Holders’ Approval. The Company Stockholder Transaction Approval shall have been obtained in accordance with Section 7.16.

(c)         No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(d)         Antitrust Approval and Waiting Period. All required filings and/or notifications required: (i) under any application for authorization or regulatory process; and (ii) under the applicable Antitrust Laws shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the applicable Antitrust Laws shall have expired or been terminated (to the extent that early termination is available under the HSR Act at such time).

(e)          Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f)          Stock Exchange Listing. Either (i) Parent shall not have been delisted from Nasdaq Stock Market or (ii) the Parent’s listing on the Stock Exchange shall have been conditionally approved and, immediately following the Closing, Parent shall satisfy any applicable initial and continuing listing requirements of the Stock Exchange and shall not have any outstanding notice of non-compliance, and the Parent Class A Common Stock shall have been approved for listing on the Stock Exchange.

Section 8.02      Conditions to the Obligations of Parent, Merger Sub and Merger Sub II. The obligations of Parent to consummate the Transactions are subject to the satisfaction or waiver (where permissible and by the Party for whose benefit such condition exists) at or prior to the Closing of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority Relative to this Agreement), Section 4.08(b) (Absence of Certain Changes or Events) and Section 4.22 (Brokers) shall each be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The representations and warranties of the Company contained in Section 4.03 (Capitalization), shall each be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individuals or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(b)        Agreements and Covenants. The Company shall have performed or complied (or any non-performance or non-compliance shall have been cured) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d)          Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)          Ancillary Agreements. The Company shall have delivered, or caused to be delivered, the Ancillary Agreements duly executed by all such parties thereto (excluding Parent and Sponsor).

(f)          Payment Spreadsheet. The Company shall have delivered to Parent the Payment Spreadsheet and related certification in accordance with Section 3.01(a).

(g)          AIM Cancellation. AIM Cancellation shall have become effective by way of the Company Stockholder AIM Consent in accordance with Section 7.16.

Section 8.03         Conditions to the Company’s Obligations. The obligations of the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible and by the Party for whose benefit such condition exists) at or prior to the Closing of the following additional conditions:

(a)        Representations and Warranties. The representations and warranties of Parent, Merger Sub I and Merger Sub II contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization) (other than Section 5.03(a)),  Section 5.04 (Authority Relative to this Agreement), Section 5.08(b) (Business Activities; Absence of Certain Changes or Events) and Section 5.12 (Brokers) shall each be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The representations and warranties of Parent, Merger Sub I and Merger Sub II contained in Section 5.03(a) (Capitalization), shall each be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of Parent, Merger Sub I and Merger Sub II contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individuals or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)        Agreements and Covenants. Parent shall have performed or complied (or any non-performance or non-compliance shall have been cured) in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d)          Material Adverse Effect. No Parent Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)        Ancillary Agreements. Parent shall have delivered, or caused to be delivered, the Ancillary Agreements duly executed by Parent and/or Sponsor (as applicable).

(f)         Resignations. Parent shall have delivered, or cause to be delivered, duly executed letters of resignation from each director and officer of Parent set forth in Section 8.03(f) of the Parent Disclosure Schedule.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01         Termination. This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Closing:

(a)          by mutual written consent of Parent and the Company;

(b)          by either Parent or the Company if the First Effective Time shall not have occurred prior to September 30, 2023 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c)          by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and non-appealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d)        by either Parent or the Company if any of the Parent Proposals shall fail to receive the Required Parent Stockholder Approval at the Parent Stockholders’ Meeting;

(e)         by Parent if any of the representations or warranties set forth in Article IV shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company, set forth in this Agreement, such that the conditions set forth in Section 8.02(a) or 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Parent has not waived such Terminating Company Breach and Parent, Merger Sub I and Merger Sub II are not then in breach of their representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 8.03(a) or Section 8.03(b) from being satisfied; provided, further, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Parent to the Company;

(f)          by the Company if any of the representations or warranties set forth in Article V shall not be true and correct or if Parent, Merger Sub I or Merger Sub II has failed to perform any covenant or agreement on the part of Parent, Merger Sub I or Merger Sub II set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied (“Terminating Parent Breach”); provided that the Company has not waived such Terminating Parent Breach and the Company is not then in breach of its respective representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 8.02(a) or Section 8.02(b) from being satisfied; provided, further, that, if such Terminating Parent Breach is curable by Parent, the Company may not terminate this Agreement under this Section 9.01(f) for so long as Parent continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Parent;

(g)          by Parent if the Company Requisite Approvals shall not have been obtained within two (2) Business Days after the SEC Clearance Date; or

(h)          by the Company prior to obtaining the Required Parent Stockholder Approval if the Parent Board (i) shall have made a Change in Recommendation or (ii) shall have failed to include the Parent Recommendation in the Proxy Statement distributed to the stockholders of Parent.

Section 9.02          Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no Liability or obligation under this Agreement on the part of any Party hereto, except as set forth in Section 7.03(a), Section 7.03(b), this Section 9.02 or Article X and any corresponding definitions set forth in Article I (to the extent relating to the foregoing), which shall survive such termination and remain valid and binding obligations of the Parties. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 9.01 shall not affect (i) any Liability on the part of any Party for any willful material breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any person’s Liability under any Subscription Agreement, any Confidentiality Agreement or any Ancillary Agreement to which he, she or it is a party to the extent arising from a claim against such person by another person party to such agreement on the terms and subject to the conditions thereunder.

Section 9.03         Amendment. This Agreement may be amended in writing by the Parties hereto at any time prior to the First Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

Section 9.04        Waiver. At any time prior to the First Effective Time, (a) Parent may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Parent, Merger Sub I or Merger Sub II, (ii) waive any inaccuracy in the representations and warranties of Parent, Merger Sub I or Merger Sub II contained herein or in any document delivered by Parent, Merger Sub I or Merger Sub II pursuant hereto and (iii) waive compliance with any agreement of Parent, Merger Sub I or Merger Sub II or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01       Notices. All notices (including notices for consent under this Agreement), requests, claims, demands and other communications hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) (including with a copy) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 10.01:

if to Parent:

Rosecliff Acquisition Corp. I
767 5th Avenue 34th Floor
New York, New York 10153
Attention: Michael P. Murphy
Email: mm@rosecliffspac.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom, LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071-3144
Attention: P. Michelle Gasaway
Email: michelle.gasaway@skadden.com

Skadden, Arps, Slate, Meagher & Flom, LLP
One Manhattan West
New York, New York 10001
Attention: Sean C. Coburn
Email: sean.coburn@skadden.com

if to the Company:

Spectral MD Holdings, Ltd.
2515 McKinney Avenue, Suite 1000
Dallas, TX 75204
Attention: Vincent S. Capone
Email: capone@spectralmd.com

with a copy (which shall not constitute notice) to:

Reed Smith LLP
599 Lexington Avenue
26th Floor
New York, NY 10022
Attention: Herbert F. Kozlov
Email: hkozlov@reedsmith.com

and

Reed Smith LLP
2850 N. Harwood St.
Suite 1500
Dallas, TX 75201
Attention: Lynwood Reinhardt
Email: lreinhardt@reedsmith.com

Section 10.02    Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04       Entire Agreement; Successors and Assigns. This Agreement (including the Disclosure Schedules and the Exhibits, schedules and annexes hereto and thereto) and the Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.04 shall be void ab initio.

Section 10.05       No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Parties, any right or remedies under or by reason of this Agreement; except (x) as provided in Section 7.06 and rights of directors on the Parent Board and (y) Sponsor is a third party beneficiary of Section 7.17. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties and may represent an allocation of risk among the Parties associated with particular matters regardless of the knowledge of any of the Parties. Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.06     Disclosure Schedules. The Company Disclosure Schedule, the Parent Disclosure Schedule (collectively, the “Disclosure Schedules”) and the Exhibits and Schedules attached hereto and thereto shall be construed with, and as an integral part of, this Agreement. Each capitalized term used in any Exhibit, Schedule or Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The Disclosure Schedules have been arranged in numbered and lettered sections and subsections corresponding to the applicable numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the applicable Disclosure Schedule shall constitute an exception to, or as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes reference and shall also be deemed to be constructively disclosed or set forth in any other section in such Disclosure Schedule relating to other sections of this Agreement to the extent a cross-reference is expressly made to such other section in such Disclosure Schedule or to the extent that the relevance of such item as an exception to, or as applicable, disclosure for the purposes of, another section of this Agreement is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to, or is disclosed for the purposes of, such other section of this Agreement. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed hereby. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Company Material Adverse Effect,” “Parent Material Adverse Effect” or other similar terms in this Agreement. The inclusion of any item in the Disclosure Schedules shall not constitute an admission by the Company or Parent, as applicable, that such item is or is not material. No disclosure in any Disclosure Schedule relating to any possible breach or violation of any contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The Disclosure Schedules and the information contained in the Disclosure Schedules are intended only to qualify or provide disclosure for the purposes of the applicable representations, warranties and covenants contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants.

Section 10.07       Governing Law; Consent to Jurisdiction.

(a)        This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

(b)         With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the Transactions, each of the Parties: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts” and, individually, each a “Chosen Court”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a party in another jurisdiction by an independent third person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any action or proceeding so brought. Each Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.01. Nothing in this Section 10.07, however, shall affect the right of any person to serve legal process in any other manner permitted by Law.

Section 10.08      Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO (A) ARISING UNDER THIS AGREEMENT OR UNDER ANY TRANSACTION DOCUMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08.

Section 10.09       Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.10       Counterparts; Effectiveness. This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 10.11       Fees and Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, whether or not the Transactions are consummated, including all fees of its legal counsel, financial advisors, auditors and accountants; provided, however, that if the Closing shall occur, Parent shall pay or cause to be paid, the Company Expenses and Parent Expenses in accordance with Section 3.03. For the avoidance of doubt, any payments to be made (or to cause to be made) by Parent pursuant to this Section 10.11 shall be paid upon the consummation of the Mergers and release of proceeds from the Trust Account, subject to the provisions of this Agreement.

Section 10.12       Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (which, for the avoidance of doubt, includes the Parties’ obligation to consummate the Mergers), in addition to any other remedy to which they are entitled at Law or in equity and (ii) the right to specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on any basis, including the basis that any other Party has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at Law or in equity. Any Party seeking: (A) an injunction or injunctions to prevent breaches of this Agreement; (B) to enforce specifically the terms and provisions of this Agreement; and/or (C) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

Section 10.13       No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.13. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance or breach and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.13. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

Section 10.14        Legal Representation; Conflicts Waiver.

(a)          The Company, on behalf of itself and its directors, members, partners, officers, employees and Affiliates, and its and their respective successors and assigns (all such parties, the “Company Waiving Parties”), hereby irrevocably acknowledge and agree that all communications, written or oral, between or among Parent, Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates and its counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (or any successor), made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Transaction Document or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company and the Company Subsidiaries notwithstanding this Agreement and the Transactions, and instead survive, are assigned to, remain with and are controlled by Sponsor (the “Parent Privileged Communications”), without any waiver thereof. The Company, on behalf of itself and the Company Waiving Parties, hereby further agree (i) that no person may use or rely on any of the Parent Privileged Communications, whether located in the records or email server of Parent or otherwise (including in the knowledge of the officers and employees), in any dispute or Proceedings against or involving any of the Parties after the Closing, (ii) not to assert that any privilege has been waived as to the Parent Privileged Communications, whether located in the records or email server of Parent or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Parent Privileged Communications.

(b)        Parent, on behalf of its itself, Sponsor, Merger Sub I, Merger Sub II and its and their respective directors, stockholders, partners, officers, employees and Affiliates and its and their respective successors and assigns (all such parties, the “Parent Waiving Parties”), hereby irrevocably acknowledge and agree that all communications, written or oral, between or among the Companies or any of their respective directors, members, partners, officers, employees or Affiliates and their counsel, including Reed Smith LLP (or any successor), made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Transaction Document or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to Parent notwithstanding this Agreement and the Transactions, and instead survive, are assigned to, remain with and are controlled by the applicable equityholders of the Company (the “Company Privileged Communications”), without any waiver thereof. Parent, on behalf of itself and the Parent Waiving Parties, hereby further agrees (i) that no person may use or rely on any of the Company Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees), in any dispute or Proceedings against or involving any of the Parties after the Closing, (ii) not to assert that any privilege has been waived as to the Company Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Company Privileged Communications.

(c)         The Company, on behalf of itself and the Company Waiving Parties, hereby acknowledges that Skadden, Arps, Slate, Meagher & Flom LLP has acted as counsel for Parent and Sponsor (the “Parent Parties”) in connection with the negotiations, preparation, execution and delivery of this Agreement and the consummation of the Transactions (the “Parent Engagement”) and not as counsel for any other person, including the Company or any of its Affiliates. Only the Parent Parties shall be considered clients of Skadden, Arps, Slate, Meagher & Flom LLP in the Parent Engagement. Each Party agrees that Skadden, Arps, Slate, Meagher & Flom LLP shall be permitted, without the need for any future waiver or consent, to represent any of the Parent Parties or any person entitled to indemnification by Parent hereunder from and after the Closing in connection with any matters, including the Parent Engagement, contemplated by this Agreement, the Transaction Documents and any other agreements referenced herein or therein or any disagreement or dispute relating thereto, and may in connection therewith represent the agents or Affiliates of the Parent Parties or any persons entitled to indemnification by Parent hereunder in any of the foregoing cases, including in any dispute, litigation or other adversary proceeding against, with or involving the Company, any Company Subsidiary or any of their agents or Affiliates. The Company shall not, and shall cause the Company Subsidiaries and its Affiliates not to, seek or have Skadden, Arps, Slate, Meagher & Flom LLP disqualified from any such representation based upon the prior representation of the Parent Parties thereby. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of the Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 10.14(c) shall not be deemed exclusive of any other rights to which Skadden, Arps, Slate, Meagher & Flom LLP is entitled whether pursuant to law, contract or otherwise.

(d)         Parent, on behalf of itself and the Parent Waiving Parties, hereby acknowledges that Reed Smith LLP has acted as counsel for the Company, the Company Subsidiaries and their respective equityholders (the “Company Parties”) in connection with the negotiations, preparation, execution and delivery of this Agreement and the consummation of the Transactions (the “Company Engagement”) and not as counsel for any other person, including Parent, Sponsor, Merger Sub I, Merger Sub II or any of their Affiliates (including the First Surviving Company or the Second Surviving Company). Only the Company Parties shall be considered clients of Reed Smith LLP in the Company Engagement. Each Party agrees that Reed Smith LLP shall be permitted, without the need for any future waiver or consent, to represent any of the Company Parties or any person entitled to indemnification by the Company hereunder from and after the Closing in connection with any matters, including the Company Engagement, contemplated by this Agreement, the Transaction Documents and any other agreements referenced herein or therein or any disagreement or dispute relating thereto, and may in connection therewith represent the agents or Affiliates of the Company Parties or any persons entitled to indemnification by the Company hereunder in any of the foregoing cases, including in any dispute, litigation or other adversary proceeding against, with or involving Parent, Sponsor, Merger Sub I, Merger Sub II, the First Surviving Company or the Second Surviving Company or any of their agents or Affiliates. Parent shall not, and shall cause the Second Surviving Company and its Affiliates not to, seek or have Reed Smith LLP disqualified from any such representation based upon the prior representation of the Company Parties thereby. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of the Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 10.14(d) shall not be deemed exclusive of any other rights to which Reed Smith LLP is entitled whether pursuant to law, contract or otherwise.

Section 10.15       Release.

(a)         Company Release. The Company, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the equityholders of the Company, the Company Subsidiaries and their respective predecessors, successors, subsidiaries and Affiliates and any of their respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case, from any and all liabilities and obligations of any kind or nature whatsoever that such person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case, whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the equityholders of the Company or the Company Subsidiaries, any person’s service as a director of the Companies and any acts or omissions of any person on behalf of the Companies.

(b)         Parent Release. Parent, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the holders of Parent Shares, including Sponsor, and their respective predecessors, successors, subsidiaries and Affiliates, and any of their respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case, from any and all liabilities and obligations of any kind or nature whatsoever that such person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case, whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the holders of Parent Shares, any person’s service as a director or officer of Parent and any acts or omissions of any person on behalf of Parent.

[Signature Page Follows.]

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROSECLIFF ACQUISITION CORP. I

By:	/s/ Michael P. Murphy
Name:	Michael P. Murphy
Title:	Chief Executive Officer

GHOST MERGER SUB I INC.

By:	/s/ Michael P. Murphy
Name:	Michael P. Murphy
Title:	Chief Executive Officer

GHOST MERGER SUB II LLC

By:	/s/ Michael P. Murphy
Name:	Michael P. Murphy
Title:	Chief Executive Officer

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPECTRAL MD HOLDINGS, LTD.

By:	/s/ Wensheng Fan
Name:	Wensheng Fan
Title:	Chief Executive Officer

EXHIBIT A
Form of Amended & Restated Registration Rights and Lock-Up Agreement

FORM OF

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

by and among

[SPECTRAL MD, INC.],

ROSECLIFF ACQUISITION SPONSOR I LLC,

TARGET HOLDERS,

DIRECTOR HOLDERS,

AND

INVESTOR STOCKHOLDERS

Dated as of [●], 2023

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2023, is made and entered into by and among [Spectral MD, Inc.], a Delaware corporation  (the “Company”) (formerly known as Rosecliff Acquisition Corp I, a Delaware corporation), Rosecliff Acquisition Sponsor I LLC, a Delaware limited liability company  (the “Sponsor”), certain former stockholders of Spectral MD Holdings Ltd., a Delaware corporation (“Target”), set forth on Schedule 1 hereto (such stockholders, the “Target Holders”), Frank S. Edmonds and Heather Bellini (together with Michael P. Murphy and Brian Radecki, (collectively, the “Director Holders”), and the parties set forth on Schedule 2 hereto (collectively, the “Investor Stockholders” and, collectively with the Sponsor, the Target Holders, the Director Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor and the Director Holders are party to that certain Registration Rights Agreement, dated as of February 11, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of April 11, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Ghost Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub I”), Ghost Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Merger Sub II”) and the Target, pursuant to which, first, Merger Sub I merged with and into the Target (the “First Merger”), with the Target surviving the First Merger as a wholly owned subsidiary of the Company, and, second, the Target merged with and into Merger Sub II (the “Second Merger”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company.

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Target Holders received shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”);

[WHEREAS, on the date hereof, the Investor Stockholders and certain other investors (such other investors, collectively, the “Third-Party Investor Stockholders”) purchased an aggregate of [●] shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of [●], 2023, entered into by and between the Company and each of the Investor Stockholders and the Third-Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);]

WHEREAS, pursuant to Section 5.6 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Director Holders are Holders in the aggregate of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

2

WHEREAS, the Company, the Sponsor and the Director Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1         Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.10.

“Additional Holder Common Stock” shall have the meaning given in Section 6.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

3

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 6.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Director Holders” shall have the meaning given in the Preamble hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“First Merger” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Insider Letter” shall mean that certain letter agreement, dated as of February 11, 2021, by and among the Company, the Sponsor and each of the other parties thereto.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Investor Stockholders” shall have the meaning given in the Preamble hereto.

“Joinder” shall have the meaning given in Section 6.10.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Parties” shall mean Sponsor and the Target Holders and their respective Permitted Transferees.

“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the earlier of (i) the date that is 180 days after the Closing Date and (ii) (a) for 33.33% of the Lock-up Shares held by each Lock-up Party and their respective Permitted Transferees, the date on which the last reported sale price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least thirty (30) days after the Closing Date, and (b) for an additional 50% of the Lock-up Shares held by each Lock-up Party and their respective Permitted Transferees, the date on which the last reported sale price of the Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least thirty (30) days after the Closing Date. For the avoidance of doubt, the Lock-up Period for any Lock-up Shares for which the Lock-up Period has not ended on the date that is 180 days after the Closing Date shall end on such 180th day after the Closing Date.

4

“Lock-up Shares” shall mean with respect to (i) the Sponsor and its Permitted Transferees, the shares of Common Stock held by the Sponsor immediately following the Closing (other than the Investor Shares or shares of Common Stock acquired in the public market) and (ii) the Target Holders and their respective Permitted Transferees, the shares of Common Stock, Equity Awards and any other equity securities convertible into or exercisable or exchangeable for shares of Common Stock held by the Target Holders immediately following the Closing or shares of Common Stock issued with respect to or in exchange for Equity Awards on or after the Closing as permitted by this Agreement (other than the Investor Shares or shares of Common Stock acquired in the public market).

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub I” shall have the meaning given in the Recitals hereto.

“Merger Sub II” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

 “Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean (a) with respect to the Sponsor and its respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and any other applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to the Target Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (c) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

5

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock and any other equity security of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement and any Investor Shares); (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E)  such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

6

(A)       all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B)        fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)         printing, messenger, telephone and delivery expenses;

(D)         reasonable fees and disbursements of counsel for the Company;

(E)         reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)        in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Second Merger” shall have the meaning given in the Recitals hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.

“Sponsor Manager[s]” shall mean the managing member[s] of Sponsor, including after the dissolution of Sponsor.

“Subscription Agreement” shall have the meaning given in the Preamble hereto.

7

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Target” shall have the meaning given in the Preamble hereto.

“Target Holders” shall have the meaning given in the Preamble hereto.

“Third-Party Investor Stockholders” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1         Shelf Registration.

2.1.1       Filing. As soon as practicable but no later than  forty-five (45) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

8

2.1.2     Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3      Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor, the Target Holders, the Investor Stockholders and the Director Holders.

9

2.1.4      Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Investor Stockholder or a Target Holder (any of the Sponsor, an Investor Stockholder or a Target Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, the Investor Stockholders and the Target Holders may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period, for an aggregate of not more than six (6) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5     Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

10

2.1.6     Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Investor Stockholder or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Investor Stockholders, the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, an Investor Stockholder or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Investor Stockholder or such Target Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

11

2.2         Piggyback Registration.

2.2.1     Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2      Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)          if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

12

(b)          if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)          if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3      Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

13

2.2.4      Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3        Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4         Block Trades; Other Coordinated Offerings.

2.4.1     Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $10 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2     Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

14

2.4.3      Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4      The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5          A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

2.5        Restrictions on Registration Rights.  If the Demanding Holders have requested an Underwritten Offering pursuant to this Agreement and in the good faith judgment of the majority of the Board such Underwritten Offering would be seriously detrimental to the Company and the majority of the  Board concludes as a result that it is essential to defer the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the undertaking of such Underwritten Offering.  In such event, the Company shall have the right to defer such offering for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligations in this manner more than once in any twelve (12) month period.

ARTICLE III

COMPANY PROCEDURES

3.1         General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1      prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2      prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

15

3.1.3      prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4     prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5       cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6      provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7     advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

16

3.1.8      at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9      notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11    obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

17

3.1.13    in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14     make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15    with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2       Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3       Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

18

3.4         Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1     Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2      Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose.  In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3      Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action  to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4       The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate (taking into account any period of deferral pursuant to Section 2.5), for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

19

3.5        Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1         Indemnification.

4.1.1       The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity to controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2       In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

20

4.1.3      Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4       The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

21

4.1.5      If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

5.1         Lock-Up. Subject to Section 5.2, each Lock-up Party agrees that it shall not Transfer any Lock-up Shares prior to the end of the Lock-up Period (the “Lock-up”).

5.2         Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, (iii) any direct or indirect partners, members or equity holders of such Lock-up Party, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, or (iv) any other Lock-up Party or any direct or indirect partners, members or equity holders of such other Lock-up Party, any affiliates of such other Lock-up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, upon dissolution of the Lock-up Party; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (g) to the Company; or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party shall be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Lock-Up Shares upon and after acquiring such Lock-Up Shares.

22

5.3        Termination of Existing Lock-Up.  The lock-up provisions in this ARTICLE V shall supersede the lock-up provisions contained in Section 7 of the Insider Letter, which provisions in Section 7 of the Insider Letter shall be of no further force or effect as of the date of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1          Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Spectral MD Holdings, Ltd., 2515 McKinney Avenue, Suite 1000, Dallas, TX 75204, Attention: Vincent S. Capone or by email: capone@spectralmd.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2         Assignment; No Third Party Beneficiaries.

6.2.1       This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2      Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Target Holders, the Investor Stockholders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) each of the Target Holders shall be permitted to transfer its rights hereunder as the Target Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Target Holder or such transferees), (ii) each of the Investor Stockholders shall be permitted to transfer its rights hereunder as the Investor Stockholders to one or more affiliates or any direct or indirect partners, members or equity holders of such Investor Stockholder (it being understood that no such transfer shall reduce or multiply any rights of such Investor Stockholder or such transferees) and (iii) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including the Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to its members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees). Upon a transfer by the Sponsor pursuant to subsection (iii) to the Sponsor Members, the rights that are personal to the Sponsor shall be exercised by the Sponsor Members only with the consent of the Sponsor Managers.

23

6.2.3      This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4       This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

6.2.5     No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3        Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4        Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK

6.5     TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

24

6.6        Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Investor Stockholder so long as such Investor Stockholder and its respective affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its respective affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7         Other Registration Rights.  Other than (i) the Third-Party Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of February 11, 2021 between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company, (ii) an Investor Stockholder, for so long as such Investor Stockholder and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company, and (iii) a Target Holder,  for so long as such Investor Stockholder and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company; or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

25

6.8         Term. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9         Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10       Additional Holders; Joinder.  In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of each of the Sponsor, each Investor Stockholder and each Target Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”).  Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement.  Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

6.11      Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.12       Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

26

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[Spectral MD, Inc.]
a Delaware corporation

By:
Name:
Title:

HOLDERS:

Rosecliff Acquisition Sponsor I LLC
By:	Rosecliff Credit Opportunity Fund I, L.P., its Managing Member
By:	Rosecliff Credit Opportunity Fund I GP, LLC, its General Partner

By:
	Name:	Michael P. Murphy
	Title:	Managing Member

Brian Radecki

Franklin S. Edmonds, Jr.

Heather Bellini

[Signature Page to Amended and Restated Registration Rights Agreement]

TARGET HOLDERS

ELS 1960 Family, L.P.
a [●] limited partnership

By:
Name:
Title:

Erich Spangenberg

Wensheng Fan

Richard John Cotton

Kevin Plant

Jeffrey Thatcher

Gerry Beaney

[Signature Page to Amended and Restated Registration Rights Agreement]

[Entity Investor Stockholder]
a [●]

By:
Name:
Title:

[Individual Investor Stockholders]

[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule 1

Target Holders

Erich Spangenberg

ELS 1960 Family, L.P.

Wensheng Fan

Richard John Cotton

Kevin Plant

Jeffrey Thatcher

Gerry Beaney

Schedule 2

Investor Stockholders

[TO COME]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [●] a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

[●]

By:
Name:
Its:

EXHIBIT B
Form of Second Amended & Restated Parent Certificate of Incorporation

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ROSECLIFF ACQUISITION CORP I

The present name of the corporation is “Rosecliff Acquisition Corp I”. The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 17, 2020 (the “Original Certificate of Incorporation”). The Original Certificate of Incorporation was amended by a certificate of amendment filed by the corporation with the Secretary of State of the State of Delaware on December 22, 2022, and was amended and restated in its entirety by the filing of an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on February 11, 2021 (the “Amended and Restated Certificate of Incorporation”). This Second Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The Amended and Restated Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I.
NAME

The name of the corporation is [Spectral MD, Inc.]1 (the “Corporation”).

ARTICLE II.
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [251 Little Falls Drive, Wilmington, Delaware 19808 in the County of New Castle]. The name of its registered agent at such address is [Corporation Service Company].2

ARTICLE III.
PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The Corporation is to have a perpetual existence.

1 RS NTD: Parties to confirm name post-de-SPAC.
2 RS NTD: Rosecliff to confirm whether CSC will continue being its registered agent.

ARTICLE IV.
CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is [●], which shall be divided into [●] classes as follows:

[[●] shares of common stock, par value $0.[●] per share (“Common Stock”); and

[●] shares of preferred stock, par value $0.[●] per share (“Preferred Stock”)].

Section 1.          Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 2.          Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 3.          Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock).

ARTICLE V.
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1.          Except as otherwise provided in this Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 2.          Except as otherwise provided in this Certificate of Incorporation, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. Beginning with the Corporation’s first annual meeting of stockholders, the directors, including any of those elected by the holders of any series of Preferred Stock, shall be elected to hold office for a term expiring at the next annual meeting of the stockholders of the Corporation and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Section 3.          Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any director may be removed from office at any time by the affirmative vote of the holders of at least 66 2∕3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Section 4.          Except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. A vacancy in the Board shall be deemed to exist under this Certificate of Incorporation in the case of the death, removal, resignation or disqualification of any director.

Section 5.          During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6.          The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 7.          Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VI.
STOCKHOLDERS

Section 1.          Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting); provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock.

Section 2.          Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time by the chairperson of the Board or a resolution adopted by the affirmative vote of the majority of the then-serving members of the Board, but such special meetings may not be called by stockholders or any other Person or Persons.

Section 3.          Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII.
LIABILITY AND INDEMNIFICATION

Section 1.          To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2.          The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 3.          Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE VIII.
EXCLUSIVE FORUM

Section 1.          Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, or employees, agents or stockholders arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, or employees, agents or stockholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Section 1 of this Article VIII is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article VIII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2.          Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Notwithstanding the foregoing, the foregoing provisions of this Article VIII shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX.
CERTAIN STOCKHOLDER RELATIONSHIPS

Section 1.          In recognition and anticipation that members of the Board who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 2.          No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article IX. Subject to Section 3 of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

Section 3.          The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article IX shall not apply to any such corporate opportunity.

Section 4.          In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy. The Board shall have final and conclusive authority to determine if a corporate opportunity shall be deemed a potential corporate opportunity for the Corporation.

Section 5.          Solely for purposes of this Article IX, “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 6.           To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X.
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1.          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons herein are granted by and pursuant to this Certificate of Incorporation in its current form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation or any Certificate of Designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then-outstanding stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article V, Article VI, Article VII, Article VIII, and this Article X.

Section 2.          The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders may also make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that notwithstanding any other provisions of this Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2∕3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE XI.
SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

ARTICLE XII.
DEFINITIONS

As used in this Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.

“Securities Act” means the Securities Act of 1933, as amended.

* * * *

IN WITNESS WHEREOF, Rosecliff Acquisition Corp I has caused this Certificate of Incorporation to be executed by its duly authorized officer on this [•] day of [•], 2023.

ROSECLIFF ACQUISITION CORP I

By:
Name:
Title:

EXHIBIT C
Form of Amended & Restated Parent Bylaws

AMENDED AND RESTATED
BYLAWS OF
[SPECTRAL MD, INC.]
(A DELAWARE CORPORATION)

Amended and Restated
Bylaws of
[Spectral MD, Inc.]

- i -

3.10	Fees and Compensation of Directors.	19

3.11	Removal.	19

3.12	Chairperson, Vice Chairperson.	20

Article IV - Committees		20

4.1	Committees of Directors.	20

4.2	Committee Minutes.	20

4.3	Meetings and Actions of Committees.	20

Article V - Officers		21

5.1	Officers.	21

5.2	Appointment of Officers.	22

5.3	Subordinate Officers.	22

5.4	Removal and Resignation of Officers.	22

5.5	Vacancies in Offices.	22

5.6	Representation of Securities of Other Entities.	22

5.7	Tenure, Authority and Duties of Officers.	23

Article VI - Records		23

Article VII - General Matters		23

7.1	Execution of Corporate Contracts and Instruments.	23

7.2	Stock Certificates.	24

7.3	Lost Certificates.	24

7.4	Shares Without Certificates	24

7.5	Dividends.	24

7.6	Fiscal Year.	24

7.7	Seal.	25

7.8	Transfer of Stock.	25

7.9	Stock Transfer Agreements.	25

7.10	Registered Stockholders.	25

7.11	Waiver of Notice.	25

Article VIII - Notice by Electronic Transmission		26

8.1	Notice by Electronic Transmission.	26

8.2	Definition of Electronic Transmission.	27

Article IX - Indemnification		27

9.1	Indemnification of Directors and Officers.	27

9.2	Indemnification of Others.	28

- ii -

9.3	Prepayment of Expenses.	28

9.4	Determination; Claim.	29

9.5	Non-Exclusivity of Rights.	29

9.6	Insurance.	29

9.7	Other Indemnification.	29

9.8	Continuation of Indemnification.	29

9.9	Amendment or Repeal; Interpretation.	30

Article X - Definitions		30

- iii -

Article I - Corporate Offices

1.1         Registered Office.

The address of the registered office of [Spectral MD, Inc.] (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s second amended and restated certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2         Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1         Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive offices.

2.2         Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3         Special Meeting.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4         Advance Notice Procedures for Business Brought before a Meeting.

(i)          At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise properly brought before the meeting by or at the direction of the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4 and Section 2.5 of these bylaws, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

(ii)         The only matters that may be brought before a special meeting are those matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws.

(iii)        Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth day (120th) day, in each case, prior to the one-year anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s annual meeting of stockholders in the year of the closing of the business combination contemplated by that certain Business Combination Agreement, dated as of [•], 2023 (the “Business Combination Agreement”), by and among Rosecliff Acquisition Corp. I, [Merger Sub I], [Merger Sub II], and Spectral MD Holdings, Ltd., be deemed to have occurred on [•], 2023); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the later of: (1) the ninetieth (90th) day prior to such annual meeting or (2) on the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made, (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iv)         To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary shall set forth:

(a)          As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or any of its affiliates or associates (for purposes of these bylaws, as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b)          As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence (including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly (a) give a Person economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any Person with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any Person with respect to any shares of any class or series of capital stock of the Corporation) in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any performance-related fee (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to receive that is based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Position, (C) any rights to dividends or distributions on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (D) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (E) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (F) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (G) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(c)          As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws or the Certificate of Incorporation, the text of such proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person (including their names) in connection with the proposal of such business by such Proposing Person or in connection with acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation, (D) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known, the class and number of all shares of the Corporation’s capital stock owned of record or beneficially by such other stockholder(s) or other beneficial owner(s) and (E) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iv) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(d)          An acknowledgement that if such stockholder giving the notice (or such stockholder’s qualified representative) does not appear at such meeting (including virtually in the case of a meeting held solely by means of remote communication) to present the proposed business the Corporation need not present such proposed business for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

(e)          A representation as to whether or not the Proposing Person intends (or is part of a group that intends) to (1) deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under the DGCL, the Certificate of Incorporation and these bylaws to carry the proposal (an affirmative statement of such intent being a “Solicitation Notice”) or (2) otherwise engage in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the proposal, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation; and

(f)          Such written consent of the Proposing Person to the public disclosure of information provided to the Corporation pursuant to this Section 2.4.

(v)        For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(vi)        A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). If the Proposing Person has provided the Corporation with a Solicitation Notice, such Proposing Person must have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under the DGCL, the Certificate of Incorporation and these bylaws to carry any such proposal and must have included in such materials the Solicitation Notice. If no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.4, the Proposing Person must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 2.4. Notwithstanding the foregoing provisions of this Section 2.4, unless otherwise required by law, if the stockholder giving the notice required by this Section 2.4 (or such stockholder’s qualified representative) does not appear at the annual or special meeting of stockholders of the Corporation to present the proposed item of business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(vii)        Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the chairperson of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated committee thereof or the chairperson of the meeting, as applicable, determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.4, any such business not properly brought before the meeting shall not be transacted.

(viii)       In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation).

(ix)        For purposes of these bylaws, (i) “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13, 14 or 15(d) of the Exchange Act and (ii) “qualified representative” shall mean (1) a duly authorized officer, manager or partner of the stockholder giving the notice required by this Section 2.4 or Section 2.5 of these bylaws or (2) a person authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of such a writing) delivered by such stockholder to the Secretary of the Corporation at the principal executive offices of the Corporation prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at least 24 hours prior to the meeting of stockholders.

2.5         Advance Notice Procedures for Nominations of Directors.

(i)          Annual Meeting of Stockholders. Nominations of any person for election to the Board in the case of an annual meeting may be made at such meeting only (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, or (2) by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination.

(a)        The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

(b)         Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting pursuant to Section 2.5(i)(2), the stockholder must (A) provide Timely Notice (as defined in Section 2.4(iii) of these bylaws) thereof in writing and in proper form to the secretary of the Corporation, (B) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (C) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a Nominating Person may nominate for election at the annual meeting pursuant to Section 2.5(i)(2) of these bylaws shall not exceed the number of directors to be elected at such annual meeting.

(c)          To be in proper form for purposes of Section 2.5(i)(2), a stockholder’s notice to the secretary shall set forth:

(A)          As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iv)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iv)(a);

(B)          As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iv)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iv)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iv)(c) shall be made with respect to nomination of each Person for election as a director at the meeting);

(C)          As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(e);

(D)          An acknowledgement that if the stockholder giving the notice (or such stockholder’s qualified representative) does not appear at such meeting (including virtually in the case of a meeting held solely by means of remote communication) to present the stockholder’s proposed nominee for election, the Corporation need not present such nominee for election, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

(E)          A representation as to whether or not the Nominating Person intends (or is part of a group that intends) to (1) deliver a proxy statement and form of proxy to at least sixty-seven percent (67%) of voting power of all of the shares of capital stock of the Corporation (an affirmative statement of such intent being a “Nominee Solicitation Notice”) or (2) otherwise engage in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the nomination, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation; and

(F)          Any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(d)          A stockholder providing notice of any nomination proposed to be made at the applicable meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). If the Nominating Person has provided the Corporation with a Nominee Solicitation Notice, such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to holders of at least sixty-seven percent (67%) of the Corporation’s voting shares, and must have included in such materials the Nominee Solicitation Notice. If no Nominee Solicitation Notice relating thereto has been timely provided, the Nominating Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Nominee Solicitation Notice. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if the stockholder giving the notice required by this Section 2.5 (or such stockholder’s qualified representative) does not appear at the meeting of stockholders of the Corporation to present its nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(e)          To be eligible to be a candidate for election as a director of the Corporation at the applicable meeting of stockholders, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the secretary at the principal executive offices of the Corporation, (1) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (2) upon request of the Corporation, a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein, (B) understands his or her duties as a director under the DCGL, the Certificate of Incorporation, and the policies and guidelines of the Corporation applicable to all directors and agrees to act in accordance with those duties while serving as a director, (C) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the Board, in any case, to the extent that such arrangement, understanding, commitment or assurance (i) could limit or interfere with his or her ability to comply, if elected as director of the Corporation, with his or her fiduciary duties under the DGCL, the Certificate of Incorporation, and with policies and guidelines of the Corporation applicable to all directors or (ii) has not been disclosed to the Corporation prior to or concurrently with the Nominating Person’s submission of the nomination, and (D) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such Person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(f)          The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the applicable meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, if any.

(ii)          Special Meetings of Stockholders. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws or (2) provided that the Board has determined that directors shall be elected at such meeting, by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any special meeting of stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by and meeting the requirements of paragraphs 2.5(i)(b), 2.5(i)(c), 2.5(i)(d), 2.5(i)(e) and 2.5(i)(f) of this Section 2.5 shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii)         General.

(a)         For purposes of this Section 2.5, the term “Nominating Person” shall mean (A) the stockholder providing the notice of the nomination proposed to be made at the meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (C) any other participant in such solicitation.

(b)         Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(c)         In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(d)          No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The Board or a designated committee thereof shall have the power to determine whether a nomination before the applicable meeting of stockholders was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the chairperson of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting; provided, however, that nothing herein shall limit the power and authority of the Board or such designated committee to make any such determination in advance of such meeting. If the Board or a designated committee thereof or the chairperson of the meeting, as applicable, determines that any nomination was not made in accordance with the provisions of this Section 2.5, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(e)          If the stockholder, or the beneficial owner on whose behalf any such nomination is made, has provided the Corporation with a Nominee Solicitation Notice, such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to holders of sixty-seven percent (67%) of the Corporation’s voting shares, and must have included in such materials the Nominee Solicitation Notice. If no Nominee Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.5, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Nominee Solicitation Notice under this Section 2.5. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if the stockholder giving the notice required by this Section 2.5 (or such stockholder’s qualified representative) does not appear at the meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(f)          Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if any Nominating Person giving notice provided by this Section 2.5 provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for the Nominating Person’s nominee. Upon request by the Corporation, if any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

2.6         Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7         Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i)           if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;

(ii)          if delivered by courier service, at the earlier of when the notice is received or left at such stockholder’s address; or

(iii)         if electronically transmitted as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8         Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.

2.9         Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place (including, without limitation, in the case of an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with these bylaws. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10       Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11       Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law, or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12       Record Date for Stockholder Meetings and Other Purposes.

(i)          In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(ii)         If stockholder action by consent in lieu of a meeting is not prohibited by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in lieu of a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in lieu of a meeting is fixed by the Board, (a) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (b) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(iii)          In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13       Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The authorization of a Person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL, provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.

2.14       List of Stockholders Entitled to Vote.

The Corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day prior to the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive offices. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in Person or by proxy at any meeting of stockholders.

2.15       Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i)           determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)          count all votes or ballots;

(iii)         count and tabulate all votes;

(iv)         determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v)          certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

2.16       Virtual Meeting.

The Board may, in its sole discretion, determine that stockholder meetings shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

2.17       Delivery to the Corporation.

Whenever this Article II requires one or more Persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation otherwise provides, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Article III - Directors

3.1         Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2         Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3         Election, Qualification and Term of Office of Directors.

Beginning with the Corporation’s first annual meeting of stockholders, the directors, including any of those elected by the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation), shall be elected to hold office for a term expiring at the next annual meeting of the stockholders of the Corporation and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4          Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Board or to the chairperson of the Board. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned but whose resignations have not yet become effective, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this Section 3.4 in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only in the manner provided in the Certificate of Incorporation and applicable law.

3.5         Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6         Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7         Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)           delivered personally by hand or by courier;

(ii)          sent by United States first-class mail, postage prepaid;

(iii)         sent by facsimile or electronic mail; or

(iv)         sent by other means of electronic transmission,

directed to each director at that director’s address, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand or by courier, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twelve (12) hours before the time of the holding of the meeting. If the notice is sent by mail, it shall be deposited in the mail at least one (1) day before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8         Quorum.

Unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at all meetings of the Board. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by the DGCL, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9         Action by Unanimous Consent Without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable, and such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10       Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

3.11       Removal.

Directors may be removed from office only in the manner provided in the Certificate of Incorporation and applicable law.

3.12       Chairperson, Vice Chairperson.

The Board may appoint a chairperson of the Board from its members, who shall have all the customary duties and responsibilities of such office. The chairperson may be (but shall not be required to be) the chief executive officer or another executive officer of the Corporation. The Board also may appoint a vice chairperson of the Board from its members and prescribe his or her powers and duties. The chairperson shall preside over all meetings of the Board and of the Corporation’s stockholders and shall exercise such powers and perform such duties as shall be assigned to or required of the chairperson of the Board from time to time by the Board or these bylaws. If the chairperson is unable to so preside over any meetings of the Board or the Corporation’s stockholders, or is absent, then the vice chairperson of the Board, if one is appointed, shall preside over all meetings of the Board. If the chairperson of the Board, and the vice chairperson of the Board, if one is appointed, are unable to preside or are absent, the Board shall designate an alternate representative to preside over a meeting of the Board.

Article IV - Committees

4.1         Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2         Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3         Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)          Section 3.5 (place of meetings and meetings by telephone);

(ii)          Section 3.6 (regular meetings);

(iii)         Section 3.7 (special meetings and notice);

(iv)         Section 3.9 (action by unanimous consent without a meeting);

(v)          Section 3.12 (chairperson, vice chairperson); and

(vi)         Section 7.11 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(vii)        the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; and

(viii)       special meetings of committees may also be called by resolution of the Board or by the chairperson of the applicable committee.

A majority of the directors then serving on a committee of the Board or on a subcommittee of a committee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater or lesser number (provided that in no case shall a quorum be less than one-third of the directors then serving on the committee or subcommittee). The vote of a majority of the members of the committee or subcommittee present at any meeting at which a quorum is present shall be the act of such committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater number. If a quorum is not present at any meeting of the committee, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Article V - Officers

5.1         Officers.

The officers of the Corporation shall include a chief executive officer and a secretary. The Corporation may also have, at the discretion of the Board, a president, a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same Person.

5.2         Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.

5.3         Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president (where the president and chief executive officer are not the same individual), to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board or an authorized officer (as applicable), may from time to time determine.

5.4         Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5         Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Sections 5.2 and 5.3, as applicable.

5.6          Representation of Securities of Other Entities.

The chairperson of the Board, the chief executive officer and the secretary, or, if appointed pursuant to Article V of these bylaws, the president, any vice president, the treasurer and any assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7         Tenure, Authority and Duties of Officers.

Except as provided in Section 5.3, all officers of the Corporation shall hold such office, respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board so designated, or by any other Person as to matters which such director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Article VII - General Matters

7.1         Execution of Corporate Contracts and Instruments.

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2         Stock Certificates.

The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be electronic. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3         Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4         Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5         Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.6         Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board. Unless otherwise fixed by the Board, the fiscal year of the Corporation shall consist of the twelve (12) month period ending on December 31.

7.7         Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.8         Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (if such shares are represented by certificates) or by delivery of duly executed instructions (if such shares are uncertificated), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.9         Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.10       Registered Stockholders.

The Corporation:

(i)          shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends, subject to any restrictions included in the DGCL or the Certificate of Incorporation, and to vote as such owner; and

(ii)          shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.11       Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver of such notice, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to such required notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII - Notice by Electronic Transmission

8.1         Notice by Electronic Transmission.

Except as otherwise specifically required in these bylaws or by applicable law, all notices required to be given pursuant to these bylaws may in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission (other than electronic mail) consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission (other than electronic mail), when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices and (y) such inability becomes known to the secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by electronic mail or by another form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2         Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX - Indemnification

9.1         Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.

Subject to the requirements in this Article X and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article X in connection with any Proceeding (or any part of any Proceeding):

(a)          for which payment has actually been made to and received by or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)          for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)          for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d)          initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such Proceeding or part thereof, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law (provided, however, that this Section 9.1 shall not apply to counterclaims or affirmative defenses asserted by such person in an action brought against such person), (iii) otherwise required to be made under Section 9.4 or (iv) otherwise required by applicable law; or

(e)          if prohibited by applicable law; provided, however, that if any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.2         Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3         Prepayment of Expenses.

The Corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including, without limitation, attorneys’ fees) incurred by any current or former officer or director of the Corporation in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article X or otherwise.

9.4         Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article X is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article X is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5         Non-Exclusivity of Rights.

The rights conferred on any Person by this Article X shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6         Insurance.

The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7          Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8         Continuation of Indemnification.

Subject to the terms of any provision of the Certificate of Incorporation or agreement between the Corporation and any director, officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article X shall continue notwithstanding that the Person has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

9.9         Amendment or Repeal; Interpretation.

Any repeal or modification of this Article X shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article X shall be deemed to refer exclusively to a chief executive officer, a chief financial officer, a secretary or a treasurer appointed pursuant to Article V of these bylaws, and to any president, vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article X.

Article X - Definitions

As used in these bylaws, unless the context otherwise requires, the term:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

SCHEDULE A
Key Company Stockholders

Erich Spangenberg

ELS 1960 Family, L.P.

Wensheng Fan

Richard John Cotton

Kevin Plant

Jeffrey Thatcher

Gerry Beaney